Exhibit 10.2

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
DOUBLE BARREL TITLE LLC

Dated as of April 1, 2025

TABLE OF CONTENTS
Page
ARTICLE I. FORMATION AND OTHER ORGANIZATIONAL MATTERS     1
Section 1.1.    Formation and Issuance    1
Section 1.2.    Name    1
Section 1.3.    Term    1
Section 1.4.    Purposes    1
Section 1.5.    Foreign Qualification    2
Section 1.6.    Subsidiaries    2
Section 1.7.    Registered Office and Principal Place of Business    2
Section 1.8.    Certain Tax Matters    2
ARTICLE II. UNITS    2
Section 2.1.    Units; Class and Series    2
Section 2.2.    Unit Designations; Effective Date Issuances    3
Section 2.3.    Voting Rights    4
Section 2.4.    Admission of Members    4
Section 2.5.    Substitute Members and Additional Members    4
Section 2.6.    Preemptive Rights    4
ARTICLE III. CONTRIBUTIONS BY MEMBERS    7
Section 3.1.    Initial Capital Contributions    7
Section 3.2.    Intended Tax Treatment    7
Section 3.3.    Additional Capital Contributions    7
ARTICLE IV. DISTRIBUTIONS TO MEMBERS    7
Section 4.1.    Distributions    7
Section 4.2.    Tax Distributions    8
Section 4.3.    Distributions of Capital    9
Section 4.4.    Withholding Taxes with Respect to Members    9
Section 4.5.    Limitation On Distributions    10
Section 4.6.    Offset    10
ARTICLE V. POWERS, RIGHTS AND DUTIES OF MEMBERS; MANAGEMENT    10
Section 5.1.    Board of Managers    10
Section 5.2.    Meetings of the Members    13
Section 5.3.    Provisions Applicable to All Meetings    14
Section 5.4.    Officers    15
Section 5.5.    Statement and Agreement Regarding Fiduciary Duties    15
Section 5.6.    Exculpation    17
Section 5.7.    Indemnification of Managers, Officers, Etc    17
Section 5.8.    Advance Payment    18

Section 5.9.    Indemnification of Employees and Agents    18
Section 5.10.    Nonexclusivity of Rights    18
Section 5.11.    Matters Requiring TRG Member Approval    19
Section 5.12.    Affiliate Agreements    20
Section 5.13.    Other Obligations; Information Rights    21
Section 5.14.    Uses of Cash.    23
Section 5.15.    Non-transferability of Rights    23
ARTICLE VI. STATUS OF MEMBERS    23
Section 6.1.    Relationship of Members    23
Section 6.2.    Liability of Members    23
Section 6.3.    Dissolution of Member    24
ARTICLE VII. TRANSFER OF UNITS    24
Section 7.1.    Restrictions on Transfer    24
Section 7.2.    Sale Transaction; Right of First Refusal    25
Section 7.3.    Tag-Along Rights    27
Section 7.4.    Purchase Rights    31
Section 7.5.    Conditions to Transfers; Continued Applicability of Agreement    36
ARTICLE VIII. CERTAIN REMEDIES    37
Section 8.1.    No Partition    37
Section 8.2.    Litigation Without Termination    37
Section 8.3.    Cumulative Remedies    37
Section 8.4.    No Waiver    37
ARTICLE IX. DISSOLUTION OF COMPANY    38
Section 9.1.    Events Giving Rise to Dissolution    38
Section 9.2.    Procedure    38
ARTICLE X. REPRESENTATIONS, WARRANTIES, AND COVENANTS    39
Section 10.1.    Representations and Warranties    39
Section 10.2.    Confidentiality    41
ARTICLE XI. MISCELLANEOUS    41
Section 11.1.    Entire Agreement    41
Section 11.2.    Amendments    41
Section 11.3.    Governing Law; Venue    42
Section 11.4.    Successors and Assigns    42
Section 11.5.    Captions    42
Section 11.6.    Severability    42
Section 11.7.    Counterparts    42
Section 11.8.    Deficit Restoration    42
Section 11.9.    Waiver of Right to Trial by Jury    42

Defined Terms

Additional Interest	34, A-1
Additional Member	A-1
Adjusted Capital Account	B-7
Advisor	41, A-1
Affiliate	A-1
AIS	A-1
Agreement	A-1
Anywhere Affiliate Agreement	A-1
Anywhere Call Option	32
Anywhere Call Option Closing	A-1
Anywhere Call Option Notice	32
Anywhere Call Option Outside Date	34
Anywhere Call Option Period	32
Anywhere Call Option Unit Price	25, A-1
Anywhere Call Option Units	32
Anywhere Designees	10
Anywhere Member	A-2
Anywhere Parent	1
Anywhere Services Agreement	A-2
Applicable Restrictions	8
Appraiser	A-2
Asset Value	8, B-10
Assignment and Assumption Agreement	A-2
Assumed Tax Rate	9
Available Cash	A-2
Board	A-2
Business Day	A-2
Capital Account	A-2, B-8
Capital Contribution	A-2, B-8
Capital Contributions	7
Cash Consideration	26, A-2
Cash Election	26, A-2
Certificate of Formation	1, A-2
Code	A-2, B-1
Common Units	A-3
Company	A-3
Company Confidential Information	41
Company Costs and Expenses	A-3
Company EBITDA	A-3
Company Minimum Gain	B-8

v

Member Nonrecourse Debt	B-9
Member Nonrecourse Debt Minimum Gain	B-9
Member Nonrecourse Deduction	B-9
Members	A-5
Membership Interest	A-6
Net Loss	A-6
Net Losses	B-9
Net Profit	A-6
Net Profits	B-9
New Securities	A-5
Nonrecourse Deductions	B-10
Objection Notice	35
OFAC	A-6
OFAC List	A-6
Officers	A-6, 15
Original LLC Agreement	A-6, 1
Partnership Audit Procedures	B-10
Person	A-6
Preferred Units	3, A-6
Prime Rate	A-6
Proceeding	17, A-6
Proposed EBITDA Calculation	35
Public Offering	A-7
Push Out Election	B-10
Put/Call Transaction	A-7
Regulations	B-11
Renounced Business Opportunity	17, A-7
Reserve Additions	A-7
Resolution Period	35
ROFR	27
ROFR Deadline	27
ROFR Notice	27
Sale Offer	25
Sale Offer Notice	25
Sale Transaction	A-7
SEC	A-7
Sections	B-1
Securities Act	A-7
Shortfall Amount	B-9
SRO	A-7
Subsidiary	2, A-7
Substitute Member	A-7

Tag-Along Deadline	28
Tax Action	11
Tax Annex	B-1
Tax Distribution	8
Tax Items	B-3
Tax Representative	B-11
Third-Party Indemnitor	A-7
TitleOne EBITDA	A-7
Transfer	A-8
TRG Call Option	31
TRG Call Option Closing	A-8
TRG Call Option Notice	31
TRG Call Option Outside Date	34
TRG Call Option Period	31
TRG Call Option Unit Price	A-8
TRG Call Option Units	31
TRG Call Option Withdrawal Notice	A-8
TRG Company Subscription Agreement	A-8
TRG Designee	10, A-8
TRG Member	A-8
TRG TitleOne Subscription Agreement	A-8
Unit	2, A-8
United States person	B-1
Valuation Methodology	35
Voting Units	8

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
DOUBLE BARREL TITLE LLC
This Amended and Restated Limited Liability Company Agreement (this “Agreement”) is made and entered into as of April 1, 2025, by and among the Members and, solely for purposes of Section 7.4(c), Anywhere Real Estate Group LLC, a Delaware limited liability company (“Anywhere Parent”).Capitalized terms used in this Agreement and not otherwise defined in the text of this Agreement are defined in Exhibit A and shall have the meanings set forth therein.
WHEREAS, a certificate of formation of the Company was filed with the Secretary of State of the State of Delaware on June 27, 2024 in accordance with the provisions of the Delaware Limited Liability Company Act, Del. Code tit. 6, Chapter 18 § 101, et seq., (the “Certificate of Formation”), and on June 27, 2024, Secured Land Transfers LLC entered into a limited liability company agreement of the Company (the “Original LLC Agreement”); and
WHEREAS, in connection with the closing of the transactions contemplated by the TRG Company Subscription Agreement, the Members desire to amend and restate the Original LLC Agreement in its entirety with this Agreement in accordance with the terms of the Original LLC Agreement.
NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I.

FORMATION AND OTHER ORGANIZATIONAL MATTERS
Section 1.1.Formation and Issuance. Double Barrel Title LLC (the “Company”) is a limited liability company formed under the Delaware Act. The Members hereby enter into this Agreement as of the Effective Date in order to set forth the rights and obligations of the Members and certain related matters. Except as expressly stated herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Delaware Act.
Section 1.2.Name. The business of the Company shall be conducted under the name “Double Barrel Title LLC” or such other name as the Board may hereafter determine.
Section 1.3.Term. The term of the Company commenced on June 27, 2024, the date of the filing of the Certificate of Formation pursuant to the Delaware Act, and shall continue until terminated or dissolved as hereinafter provided.
Section 1.4.Purposes. The purpose of the Company shall be to engage in any lawful act or activity for which limited liability companies may be organized under the Delaware Act and engaging in any and all activities necessary, convenient, desirable, or incidental to the foregoing. In furtherance of such purpose, the Company may take all such other actions incidental or ancillary to the foregoing as the Board may determine to be necessary or desirable, to the extent not forbidden by the law of the jurisdiction in which the Company engages in that business or activity. The Company shall have the power to engage in any business not forbidden by the law of the jurisdiction in which the Company engages in that business.
Section 1.5.Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction, other than Delaware, to the extent that the nature of the business conducted requires the Company to qualify as a foreign limited liability company under the law of that jurisdiction, the Company shall satisfy all requirements necessary to so qualify. At the request of the Company, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.
Section 1.6.Subsidiaries. The Company may form, cause to be formed, or otherwise invest in subsidiary or affiliated entities owned either directly or indirectly by the Company (each a “Subsidiary”) to own all or any part of the Company’s property or to conduct the Company’s business.
Section 1.7.Registered Office and Principal Place of Business. The registered office of the Company in the State of Delaware shall be 251 Little Falls Drive, Wilmington, Delaware 19808, and its registered agent for service of process on the Company at the registered office shall be Corporation Service Company. The principal place of business of the Company and any other offices shall be located at such location or locations as hereafter determined by the Board.
Section 1.8.Certain Tax Matters. The Members intend that the Company shall be taxed as a partnership for Federal and state income tax purposes and shall not take any action that may result in the Company being taxed as a corporation for such purposes. Each and all of the provisions of Exhibit B annexed hereto and made a part hereof are incorporated herein and shall constitute part of this Agreement. Exhibit B provides for, among other matters, the maintenance of Capital Accounts, the allocation of profits and losses, and the maintenance of books and records.
ARTICLE II.

UNITS
Section 2.1.Units; Class and Series. The Membership Interests of the Company shall be issued in whole or fractional unit increments (each, a “Unit”). From time to time, the Company may, subject to the terms of this Agreement, including Section 2.6 and Section 5.11, issue such Units as the Board determines for such consideration as the Board approves. Units may be issued from time to time in one or more classes or series, with such designations, preferences, and rights as are set forth in Section 2.2 or otherwise as shall be fixed by the Board by resolution thereof. The Board, in so fixing the designations, rights, and preferences of any class or series of Units, may, subject to the terms of this Agreement, designate such Units as “Preferred Units”, “Common Units”, or any other designation and may specify such Units to be senior, junior, or pari passu with any Units then outstanding or to be issued thereafter and the voting rights of such Units. Except as otherwise provided herein, the Board may increase the number of authorized Units in any then-existing class or series. Upon due authorization of such issuances, the Board is hereby authorized, subject to this Agreement, to take all actions that it deems reasonably necessary or appropriate in connection with the authorization (including the increase in number of authorized Units of any class or series), designation, creation, and issuance of Units and the fixing of the designations, preferences, and rights applicable thereto, and designations, preferences, and rights of any new class or series of Units relative to the designations, preferences, and rights governing any other series or classes of Units, including through the amendment of this Agreement to provide for such Units. Ownership of Units may, but need not, be evidenced by certificates similar to customary stock certificates. Initially, Units shall be uncertificated, but the Board may determine to certificate all or any Units at any time by resolution thereof.
Section 2.2.Unit Designations; Effective Date Issuances.
(a)A class of Units has been created and designated as “Preferred Units”. Subject to Section 5.11, the Company is authorized to issue as many Preferred Units as the Board approves from time to time, and any Preferred Units issued in accordance with this Agreement shall be deemed to have been duly authorized and validly issued. Each Preferred Unit shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one Common Unit (subject to appropriate adjustment in the event of any unit dividend, unit split, combination or other similar recapitalization). The holders of a majority of the Preferred Units, upon written notice to the Company, may elect to require all (but not less than all) outstanding Preferred Units to be converted into Common Units. In order for a holder of a Preferred Unit to voluntarily convert Preferred Units into Common Units, such holder shall (a) provide written notice to the Company that such holder elects to convert all or any number of such holder’s Preferred Units and, if applicable, any event on which such conversion is contingent and (b) if such holder’s Preferred Units are certificated, surrender the certificate or certificates for such shares of Preferred Units (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate). The close of business on the date of receipt by the Company of such notice and, if applicable, certificates shall be the time of conversion (the “Conversion Time”), and the Common Units issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Company shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Preferred Units, or to his, her or its nominees, a certificate or certificates for the number of Common Units issuable upon such conversion in accordance with the provisions hereof and a certificate (if any) for the number (if any) of Preferred Units represented by the surrendered certificate that were not converted into Common Units. The Company shall at all times reserve and keep available out of its authorized but unissued Common Units, if applicable, solely for the purpose of effecting the conversion of Preferred Units, such number of its Common Units as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Units, and if at any time the number of authorized but unissued Common Units shall not be sufficient to effect the conversion of all then outstanding Preferred Units, in addition to such other remedies as shall be available to the holder of such Preferred Units, the Company will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Units to such number of Common Units as shall be sufficient for such purposes, including engaging in commercially reasonable efforts to obtain the requisite Member approval of any necessary amendment to this Agreement.
(b)A class of Units has been created and designated as “Common Units”. Subject to Section 5.11, the Company is authorized to issue as many Common Units as the Board approves from time to time, and any Common Units issued in accordance with this Agreement shall be deemed to have been duly authorized and validly issued.
Section 2.3.Voting Rights. Unless otherwise specified in this Agreement or the resolution of the Board creating any class or series of Voting Units, all classes and series of Voting Units shall vote together as a single class on all matters. Each Common Unit that is a Voting Unit shall be entitled to one vote per Unit, and each Preferred Unit that is a Voting Unit shall vote together with the Common Units that are Voting Units on an as-converted basis.
Section 2.4.Admission of Members. The name of each Member, and the respective Units of each Member, as of the Effective Date, are set forth on Schedule 1. When any Unit is issued, redeemed, forfeited, cancelled or Transferred in accordance with this Agreement, Schedule 1 attached hereto shall be promptly amended to reflect such issuance, redemption, forfeiture, cancellation or Transfer, the admission of Additional Members or Substitute Members and a copy of such amended Schedule 1 shall be delivered to each of the Investor Members. Following the Effective Date, no Person shall be admitted as a Member and no additional Membership Interests shall be issued except as expressly provided herein.
Section 2.5.Substitute Members and Additional Members. No Transferee of any Units or Person to whom any Unit is issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any right to receive distributions and allocations in respect of the Transferred or issued Unit, as applicable, unless such Person executes a Joinder Agreement pursuant to Section 7.5 hereof and such Unit is otherwise Transferred or issued in compliance with the provisions of this Agreement (including ARTICLE VII). Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Member. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect the admission of such Substitute Member or Additional Member.
Section 2.6.Preemptive Rights.
(a)If, following the Effective Date, the Board or the Anywhere Member determines in good faith that additional capital is required for the operation of the Company, whether by additional Capital Contributions or the issuance of New Securities (as defined below), the Company shall, subject to the remaining provisions in this Section 2.6, be entitled to propose to issue (i) additional Units, (ii) any other equity security of the Company, (iii) any debt security of the Company that by its terms is convertible into or exchangeable for any equity security of the Company or (iv) any option, warrant or other right to subscribe for, purchase or otherwise acquire any security of the Company specified in the foregoing clauses (i) through (iv) (clauses (i) through (iv), collectively “New Securities”), in each case, having been approved in accordance with the terms of this Agreement; provided, that the Company shall not be obligated to comply with the provisions of this Section 2.6 with respect to the issuance of any Exempted Units. In such event, the Company shall provide written notice to each Investor Member of such anticipated issuance no later than fifteen (15) Business Days prior to the anticipated issuance date. Such notice shall set forth the material terms and conditions of the issuance, including (A) the type of each New Security, (B) the proposed purchase price for the New Securities, (C) the anticipated amount of such New Securities (including the maximum amount of such New Securities available for purchase or subscription by the applicable Investor Member), (D) the identity of the proposed purchaser(s), (E) the anticipated issuance date, (F) a reasonably detailed summary of the rights and obligations of such New Securities, and (G) any other material terms and conditions. Each Investor Member, upon delivery of written notice thereof to the Company no later than five Business Days before the anticipated issuance date (an “Election Notice”), shall have the right, but not the obligation, to purchase up to its pro rata portion based on the aggregate number of Common Units held by each such Investor Member (including, in the case of the holders of Preferred Units, all such Common Units as would be held by such holders if all Preferred Units were converted to Common Units pursuant to the terms of Section 2.2(a)) at the same price (including any underwriting discounts or sales commissions), on the same terms and conditions (including, (x) if more than one type of New Security is issued, each type of New Security in the same proportion offered and (y) to the extent such New Securities are offered for consideration (or the exercise price of which is to be paid in consideration) other than cash, the cash equivalent thereof) and at the same time as the New Securities are proposed to be issued by the Company; provided that an Investor Member’s written election to purchase New Securities set forth in an Election Notice shall be irrevocable. Such Election Notice shall also include the maximum number of New Securities the applicable Investor Member would be willing to purchase in the event any other Investor Member elects to purchase less than its pro rata portion of such New Securities. If any Investor Member elects not to purchase its full pro rata portion of such New Securities, the Company shall allocate any remaining New Securities among those Investor Members (pro rata in accordance with the aggregate number of Common Units then held by each such Investor Member (including, in the case of the holders of Preferred Units, all such Common Units as would be held by such holders if all Preferred Units were converted to Common Units pursuant to the terms of Section 2.2(a))) electing to purchase New Securities in excess of their respective full pro rata portion of such New Securities.
(b)In the event Investor Members do not purchase all such New Securities in accordance with the procedures set forth in Section 2.6(a), the Company shall have 90 days (or, if such issuance is subject to regulatory approval, 180 days) after the expiration of the anticipated issuance date to sell to other Persons the remaining New Securities at a price no less than that offered to each Investor Member, and otherwise upon terms and conditions no more favorable in the aggregate to the purchasers of such New Securities than were specified in the Company’s notice to the Investor Members pursuant to Section 2.6(a). If the Company fails to sell such New Securities within 90 days (or, if such issuance is subject to regulatory approval, 180 days) after the expiration of the anticipated issuance date provided in the notice given to Investor Members pursuant to Section 2.6(a), the Company shall not thereafter issue or sell New Securities without first offering such New Securities to the Investor Members in the manner provided in Section 2.6(a).
(c)In connection with the issuance and sale of New Securities subscribed for by the Investor Members pursuant to the preemptive rights provisions of this Section 2.6, the Board may, in its sole and reasonable discretion, impose such other reasonable and customary terms and procedures, such as setting a closing date and rounding the number of the New Securities to be issued to any subscriber to the nearest whole number. Notwithstanding anything to the contrary in this Section 2.6, the Company may terminate an offering of New Securities at any time prior to the closing of such offering, whereupon the Company shall have no obligation or liability to any Investor Member, even if such Investor Member had elected previously to participate in such offering. In the event of such termination, (i) the Company shall provide written notice thereof to the Investor Members and (ii) the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Investor Members in the manner provided in Section 2.6(a).
(d)The election by an Investor Member not to exercise its preemptive rights under this Section 2.6 in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any future issuances under this Section 2.6. Any sale of New Securities by the Company without first giving the Investor Members the rights described in this Section 2.6 shall be void and of no force and effect. Notwithstanding the foregoing or anything to the contrary in this Section 2.6, in the event the Board reasonably determines in good faith that time is of the essence in completing any issuance of New Securities, the Company may proceed to complete such issuance without first complying with this Section 2.6 so long as (i) the Company complies with the notice requirements of Section 2.6(a)

no later than 10 Business Days following such issuance, and (ii) provision is made in such issuance such that within 30 days following the consummation of such issuance, either (x) the purchaser(s) of the New Securities will be obligated to transfer that portion of such New Securities to any Investor Member properly electing to participate in such issuance pursuant to this Section 2.6 or (y) the Company shall issue an incremental amount of such New Securities to those Investor Members properly electing to participate in such issuance pursuant to this Section 2.6, in each case of (x) and (y), so that, taking into account such previously-issued New Securities and any such additional New Securities, as applicable, each Investor Member properly electing to participate in such issuance pursuant to this Section 2.6 will have had the right to purchase or subscribe for New Securities in a manner consistent with the allocation and upon the same economic and other terms provided for in this Section 2.6 as if the Company first complied with the procedures of this Section 2.6, so as to achieve the same economic effect and percentage ownership position as if such offer would have been made prior to such transfer or issuance.
(e)As a condition to the issuance of any New Securities to an Investor Member pursuant to this Section 2.6, the Investor Member shall be required to execute (i) a subscription agreement containing customary representations, warranties, and covenants (including a representation that such Investor Member is an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D under the Securities Act), (ii) a Joinder Agreement pursuant to Section 7.5 herein and (iii) such other agreements, documents, and undertakings as the Board may reasonably request.
(f)The Company shall not issue New Securities unless the Board has reasonably determined in good faith that the consideration acquired in exchange therefor, whether in the form of cash or otherwise (in whole or in part), is the fair value of such New Securities.
ARTICLE III.

CONTRIBUTIONS BY MEMBERS
Section 3.1.Initial Capital Contributions. The Members have made, on or prior to the Effective Date, Capital Contributions and, in exchange, the Company has issued to the applicable Members the number of Preferred Units and Common Units set forth adjacent to the applicable Member’s name on Schedule 1 hereto (the “Capital Contributions”). The Board shall cause the books and records of the Company to be amended from time to time, without the consent of any Member or any other Person, to reflect any issuance, Transfer, or forfeiture of Units.
Section 3.2.Intended Tax Treatment. The Members agree that for U.S. federal income tax purposes, the transfer by the Anywhere Member of the Assigned Assets (as defined in the Assignment and Assumption Agreement, dated April 1, 2025, between Anywhere Member and the Company) to the Company, together with the purchase by TRG Member of the Purchased Units (as defined in the TRG Company Subscription Agreement), shall be treated in a manner consistent with the formation of the Company as a new partnership in accordance with Rev. Rul. 99-5, 1999-1 CB 434, Situation 1. More specifically, TRG Member is treated as purchasing an undivided interest in each of the Company’s assets directly from Anywhere Member and, immediately thereafter, TRG Member and Anywhere Member are treated as contributing their respective undivided interests in those assets to the Company, a newly formed partnership, in exchange for ownership interests in the Company. No party hereto shall take any position inconsistent with the foregoing tax treatment characterizations unless otherwise required by a final “determination” (as defined in Section 1313(a) of the Code).

Section 3.3.Additional Capital Contributions. No Member shall be obligated to make additional Capital Contributions to the Company.
ARTICLE IV.

DISTRIBUTIONS TO MEMBERS
Section 4.1.Distributions.
(a)Semi-Annual Distributions of Available Cash. Subject to Section 4.2, (x) except in the event of a Sale Transaction or Liquidation or (y) unless otherwise determined by the Board (including the approval of the TRG Designee), if the Company’s net income in the trailing 12-month period was negative, (i) promptly, but in any event within 45 days, following June 30th and December 31st of each Fiscal Year, the Board shall determine the amount of Available Cash and other property to be distributed to the Members (such Available Cash and other property to be distributed, the “Distributable Property”) and (ii) promptly following such determination, the Board shall declare distributions of such Distributable Property and such distributions shall be made to the holders of Preferred Units and Common Units on a pro rata basis in accordance with the number of Preferred Units and Common Units held by each of them (as adjusted for any unit splits, unit dividends, combinations, subdivisions, recapitalizations and the like) with each such Unit being treated as a single class for these purposes.
(b)Distributions in connection with Sale Transaction or Liquidation. Subject to ARTICLE IX in connection with a Liquidation Event or Section 7.2 in connection with a Sale Transaction, in the event of any Sale Transaction or Liquidation Event, all net proceeds received by the Company shall be distributed, with such proceeds and distribution thereof giving effect to, and taking into account, any rollover, shares continuing to be held by the holders of Preferred Units or Common Units or similar result by crediting the value of such rollover or shares as consideration received by such holders, by or on behalf of the Company as promptly as practicable following such Sale Transaction or Liquidation Event, as applicable, to the Members in accordance with this Section 4.1(b), which, subject to applicable law, shall be distributed:
(i)First, 100% to the holders of Preferred Units, pro rata in accordance with the number of Preferred Units held by each of them, in an amount equal to the greater of (A) such holders’ aggregate Capital Contribution and (B) the amount such holders would have received had they converted their Preferred Units into Common Units immediately prior to the applicable Sale Transaction or Liquidation; and
(ii)Second, 100% to the holders of Common Units on a pro rata basis in accordance with the number of Common Units held by each of them on an as-converted basis (as adjusted for any unit splits, unit dividends, combinations, subdivisions, recapitalizations and the like), with each such Unit being treated as a single class for these purposes; provided that, notwithstanding the foregoing, no Common Units received upon conversion of Preferred Units shall be eligible to receive proceeds under this clause (ii) to the extent such Preferred Units received payments in clause (i) above.
(c)The Board of Managers may, it its sole discretion, make adjustments to the distributions made pursuant to this ARTICLE IV to give effect to the economic interests of the Members in the Company.

Section 4.2.Tax Distributions. To the extent there is Available Cash, and subject to the restrictions of any of the Company’s or its Subsidiaries’ then-applicable debt financing agreements (the “Applicable Restrictions”), at least five days before each date prescribed by the Code for a calendar year corporation to pay quarterly installments of estimated tax, the Company shall distribute to each Member an amount of cash specified in the immediately succeeding sentence (each such distribution, a “Tax Distribution”). With respect to each Member, the amount of such Tax Distribution that it is entitled to under this Section 4.2 (subject to the Applicable Restrictions) shall be equal to the product of (a) the highest combined marginal U.S. federal and applicable state and/or local statutory tax rate applicable to a corporation doing business in New York City, New York, including pursuant to Section 1411 of the Code (the “Assumed Tax Rate”), in each case taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable calendar quarter (making an appropriate adjustment for any rate changes that take place during such period and taking into account the character of the income) and (b) the net taxable income (which shall include gross or net income allocations of items of Profit or Loss and guaranteed payments for the use of capital) allocated to such Member for the calendar quarter to which the Tax Distribution relates, in each case as determined in good faith by the Board. Tax Distributions made to a Member shall constitute an advance on distributions to be made to such Member pursuant to Section 4.1(a) or Section 4.1(b), as applicable. If, at any time after the final Tax Distribution has been distributed pursuant to the previous sentence with respect to any tax year, the aggregate Tax Distributions made to any Member with respect to such tax year are less than the amount of Tax Distributions that such Member would have been entitled to receive under this Section 4.2, calculated on the basis of the entire tax year as a whole (a “Shortfall Amount”), then the Company shall (subject to the Applicable Restrictions) distribute cash to the Members in proportion to and to the extent of each Member’s respective Shortfall Amount for such tax year before the 75th day of the next succeeding tax year. For the avoidance of doubt, no Member shall be entitled to a distribution pursuant to this Section 4.2 in connection with any income recognized by any Member with respect to the issuance or vesting of such Member’s Units. In the event of a Sale Transaction or a sale of assets by the Company outside the ordinary course of business that involves a full or partial liquidity event for Members, the Board may determine whether a Tax Distribution should be made with respect to taxable income or gain recognized in connection with such event. The Board may also modify the application of this Section 4.2 to take into account issues raised by non-U.S. taxes and issues raised by the alternative minimum tax, U.S. withholding taxes, and composite state tax returns in a manner consistent with the intent hereof.
Section 4.3.Distributions of Capital. Except as expressly provided herein, no Member shall (a) receive any recoupment or payment on account of or with respect to the Capital Contributions made by it pursuant to this Agreement, (b) be entitled to interest on or with respect to any Capital Contribution, (c) be entitled to withdraw any part of such Member’s Capital Contributions or (d) be entitled to receive any distributions from the Company.
Section 4.4.Withholding Taxes with Respect to Members. The Company shall comply with any withholding requirements under Federal, state, and local law (taking into account any available exemptions, including exemptions based on IRS form W-9 and/or other appropriate IRS forms provided by the Members) and shall remit any amounts withheld to, and file required forms with, the applicable jurisdictions. All amounts withheld from Company revenues or distributions by or for the Company pursuant to the Code or any provision of any Federal, state, or local law, and any taxes, fees or assessments levied upon the Company, shall be treated for purposes of this ARTICLE IV as having been distributed to those Members whose identity or status caused the withholding obligations, taxes, fees, or assessments to be incurred. If the amount withheld was not withheld from the affected Member’s actual share of cash available for distribution, the Board, on behalf of the Company, may, at their option, (a) require such Member to reimburse the Company for such withholding or (b) reduce any subsequent distributions to which such Member is entitled by the amount of such withholding. Each Member agrees to promptly furnish the Company with such representations and forms as the Board shall reasonably request to assist the Board in determining the extent of, and in fulfilling, the Company’s withholding obligations, if any. As soon as practicable after the Board becomes aware that any withholding requirements may apply to a Member, the Board shall advise the Member of such requirements and the anticipated effects thereof. Such Member shall pay or reimburse to the Board and the Company all identifiable costs or expenses (including but not limited to taxes, interest, penalties, or additions to tax and any related professional fees) caused by or resulting from withholding tax requirements applicable with respect to such Member. For purposes of this Section 4.4, estimated taxes required under applicable law to be paid by the Company with respect to income allocated or distributions made to a Member shall be treated as withholding taxes with respect to that Member. The provisions under this Section 4.4 shall survive the termination of this Agreement and/or the dissolution of the Company.
Section 4.5.Limitation On Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Units if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.
Section 4.6.Offset. Whenever the Company is to pay any sum to any Member, any amounts such Member owes the Company or any Subsidiary pursuant to this Agreement or otherwise, as determined by the Board, may be deducted from such sum before payment, to the extent permitted by applicable law.
ARTICLE V.

POWERS, RIGHTS AND DUTIES OF MEMBERS; MANAGEMENT
Section 5.1.Board of Managers.
(a)Composition; Initial Managers.
(i)The Board shall initially consist of five individuals, and thereafter, shall consist of such number as the majority of Members (including the approval of the TRG Member), voting as a single class pursuant to Section 5.2, may establish from time to time (but subject to the TRG Member’s right to designate the TRG Designee as set forth in this Section 5.1(a)(i)). Subject to this Section 5.1(a), the Managers shall be elected at the annual meeting of Members, voting as a single class pursuant to Section 5.2. Managers need not be Members of the Company or residents of the State of Delaware. Subject to the remaining provisions of this Section 5.1, the Board shall be composed of: (A) four individuals nominated by (I) the Anywhere Member for so long as the Anywhere Member holds more than 50% of the outstanding Units (the “Anywhere Designees”) or (II) if the Anywhere Member does not hold more than 50% of the outstanding Units, a majority of the Members, voting as a single class pursuant to Section 5.2, and (B) one individual nominated by the TRG Member (the “TRG Designee”) for so long as the TRG Member holds at least (x) 5% of the outstanding Units or (y) the number of Units issued to the TRG Member pursuant to the TRG Company Subscription Agreement (subject to appropriate adjustment in the event of any unit dividend, unit split, combination or other similar recapitalization).

(ii)Each of the individuals listed on Schedule 2 to this Agreement has been elected to serve as a Manager, with effect from the Effective Date.
(iii)Each individual elected to serve on the Board in accordance with this Section 5.1 shall serve until a successor is duly elected to serve in his or her stead in accordance with Section 5.1(c), or until his or her removal in accordance with Section 5.1(b), voluntary resignation, death, or disability, as applicable.
(iv)The Chairperson of the Board, if any, shall be designated by vote of a majority of the Managers, and shall as of the Effective Date be Cordell Parrish.
(b)Removal. The Anywhere Member may remove any Anywhere Designee at any time with or without cause and shall have the right to nominate replacements therefor. The TRG Member may remove the TRG Designee at any time with or without cause and shall have the right to nominate a replacement therefor.
(c)Vacancies. Any vacancy in the Board, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of the holders of a majority of the Units then entitled to designate such Managers pursuant to Section 5.1(a). Actions taken at a duly convened Board meeting or by written consent when a vacancy exists shall not affect the validity of such action.
(d)Quorum; Required Vote for Board Action. Each Manager serving on the Board shall be entitled to cast one vote in connection with each matter submitted for the approval, adoption, or consent of the Board (whether at a meeting or by written consent). At any meeting of the Board, the presence of a majority of the Managers, including the TRG Designee, shall constitute a quorum of the Board; provided that, if the TRG Designee fails to attend an initial meeting and subsequent meetings are called in respect of the adjournment of the initial meeting, the TRG Designee shall not be required to be present in any such subsequent meetings in order for a quorum to be constituted; provided, that any action taken in such subsequent meetings shall be limited to those items listed in the agenda for the initial meeting. All decisions of the Board shall require the affirmative vote of a majority of the votes ascribed to all Managers present in person, by proxy, or by telephone at any meeting of the Board at which a quorum is present.
(e)Location; Order of Business. The Board may hold its meetings and may have an office and keep the books of the Company, in such place or places, within or without the State of Delaware, as the Board may from time to time determine by resolution. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board.
(f)Meetings of the Board; Notices. Regular meetings of the Board shall be held at least once per calendar quarter at such places as shall be designated from time to time by resolution of the Board. Special meetings of the Board may be called by any Manager on at least 48 hours’ notice to each other Manager, with such notice containing a statement of the purposes for such special meeting. Notice of a meeting of the Board need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting, which waiver or consent need not specify the purpose of the meeting, or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior to its commencement, the lack of notice to such Manager. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the applicable meeting.
(g)Reimbursement; Compensation; Insurance. All Managers shall be entitled to be reimbursed by the Company for their respective reasonable out-of-pocket costs and expenses incurred in the course of their services as such, including travel expenses in accordance with the Company’s travel reimbursement policies. The Board shall maintain, or cause to be maintained, at the expense of the Company, a customary insurance policy or policies providing liability insurance on commercially reasonable terms and in amounts satisfactory to the Board for Managers (and any member of any committee of the Board), officers, employees, or agents or fiduciaries of the Company, and each Manager and Officer shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any Manager or Officer under such policy or policies.
(h)Committees of the Board.
(i)Committees. The Board may, by resolution passed by a majority of all of the Managers, designate one or more committees, including an audit, compensation, disclosure, governance, credit, executive, and nomination committee. Each committee shall consist of the number of Managers as determined by the Board, and each of the Investor Members shall have proportionate representation on all such committees consistent with their respective Board designation rights set forth in Section 5.1. Any such designated committee shall have and may exercise such of the powers and authority of the Board in the management of the business and affairs of the Company as may be provided in such resolution.
(ii)Committee Proceedings; Quorum; Voting. Any committee designated in accordance with this Section 5.1(h) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board when requested, shall fix its own rules or procedures, and shall meet at such times and at such place or places as may be provided by such rules or procedures, or by resolution of such committee or Board. At every meeting of any such committee, the presence of both (i) a majority of all the members thereof and (ii) the TRG Designee shall constitute a quorum (provided that, if the TRG Designee fails to attend an initial meeting and subsequent meetings are called in respect of the adjournment of the initial meeting, the TRG Designee shall not be required to be present in any such subsequent meetings in order for a quorum to be constituted; provided, further, that any action taken in such subsequent meetings shall be limited to those items listed in the agenda for the initial meeting), and the affirmative vote of a majority of the members present at any meeting at which a quorum is present shall be necessary for the adoption of any resolution.
(iii)Alternate Committee Members. The Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of the absent or disqualified member.
(i)Anywhere Member Operational Authority. Subject to Section 5.11 and for so long as the Anywhere Member holds more than 50% of the outstanding Units, the day-to-day business and affairs of the Company shall be managed by the Anywhere Member (until the TRG Call Option Closing) together with the Officers of the Company, without the need to convene meetings of the

Members or the Board (other than regular meetings of the Board pursuant to Section 5.1(f) and except as otherwise expressly reserved for the Members or the Board as set forth in this Agreement or pursuant to applicable law).
(j)Subsidiary Governance. The Company and each Member acknowledge that the Company may from time to time form or acquire Subsidiaries. Unless otherwise determined by the Board (including the approval of the TRG Designee), the Company’s governance arrangements and rules as set out in this Agreement, including in this ARTICLE V, shall apply mutatis mutandis to the governance arrangements and rules pertaining to any current or future Subsidiaries, including the composition, quorum, and voting provisions of the governing body (and each committee thereof) of each such Subsidiary.
Section 5.2.Meetings of the Members.
(a)Place of Meetings. All meetings of the Members shall be held at the principal office of the Company, or at such other place within or without the State of Delaware as shall be specified or fixed in the notices (or waivers of notice) thereof.
(b)Quorum; Required Vote for Member Action; Adjournment of Meetings. Except as expressly provided otherwise by this Agreement (including in Section 5.1(d)), the presence of the Majority Holders (including the TRG Member) shall constitute a quorum at any meeting of Members; provided that, if the TRG Member fails to attend an initial meeting and subsequent meetings are called in respect of the adjournment of the initial meeting, the TRG Member shall not be required to be present in any such subsequent meetings in order for a quorum to be constituted; provided, further, that any action taken in such subsequent meetings shall be limited to those items listed in the agenda for the initial meeting. The affirmative vote of the holders of a majority of the Voting Units so present or represented at such meeting, voting together as a single class, shall constitute the act of the Members. No matter shall require the approval of any separate class of Units, except to the extent required by mandatory, non-waivable provisions of the Delaware Act. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of sufficient Members to destroy the quorum.
(c)Annual Meetings. An annual meeting of the Members for the election of Managers to succeed those Managers serving on the Board whose terms expire and for the transaction of such other business as may properly be considered at the meeting may be held at such place, within or without the State of Delaware, on such date, and at such time as the Board shall fix and set forth in the notice of the meeting; provided that, until such time as a meeting of Members shall be called in accordance with this Section 5.2(c), the Managers shall continue to serve until their resignation or removal in accordance with Section 5.1. Annual meetings are not required for any purpose and are not envisioned to occur. Rather, in lieu of annual meetings, the Members may elect Managers by written consent.
(d)Record Date.
(i)The Board shall give at least five days’ notice of any meeting of the Members of the Company. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members, or any adjournment thereof, or entitled to consent to any matter, or entitled to exercise any rights in connection with any change, conversion, or exchange of Units, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board, and which record date shall not be more than sixty (60) nor less than ten (10) days prior to the date of such meeting. If no record date is fixed by the Board, the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be the close of business on the day next preceding the day on which notice of such meeting is given or, if notice is waived in accordance with this Agreement, the close of business on the day next preceding the day on which the meeting of Members is held.
(ii)If action without a meeting is to be taken, the Board may fix a record date for determining Members entitled to consent in writing to such action, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days subsequent to the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office, to its principal place of business, or to an Officer of the Company having custody of the book in which proceedings of meetings of Members are recorded.
(iii)A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.
Section 5.3.Provisions Applicable to All Meetings. In connection with any meeting of the Board or any committee thereof or any meeting of the Members, the following provisions shall apply:
(a)Waiver of Notice Through Attendance. Attendance of a Person at such meeting (including attendance by telephone pursuant to Section 5.3(d)) shall constitute a waiver of notice of such meeting, except where such Person attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
(b)Proxies. A Manager or committee member may vote at a Board or committee meeting by a written proxy executed by that Person and delivered to another Manager or committee member. A Member entitled to vote at a Members meeting may vote at a Members meeting by a written proxy executed by that Person and delivered to the Secretary. A proxy shall be revocable unless it is stated to be irrevocable.
(c)Action by Written Consent. Any action required or permitted to be taken at such a meeting may be taken without a meeting and without a vote, if a consent or consents in writing, setting forth the action or actions so taken, is signed by such Managers or members of a committee of the Board or the Members, as applicable, required to constitute a quorum and carry the vote at any duly convened meeting thereof; provided that any proposed resolutions for a written consent shall be substantially simultaneously provided to all Managers, members of a committee of the Board or the Members, as applicable.
(d)Meetings by Telephone. Managers, members of any committee of the Board, or the Members, as applicable, may participate in and hold any meeting by means of conference telephone, video conference, or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and the votes of any Managers, members of any committee of the Board, or the Members, as applicable, participating by conference telephone, video conference, or similar communications equipment shall be given full effect.
Section 5.4.Officers. The Board may appoint certain agents of the Company to be referred to as “officers” of the Company (“Officers”) and designate such titles (such as Chief Executive Officer, President, Vice-President, Secretary, and Treasurer) as are customary for corporations under Delaware law, and such Officers shall have the power, authority, and duties described by resolution of the Board or as is customary for each such position. In addition to or in lieu of Officers, the Board may authorize any person to take any action or perform any duties on behalf of the Company (including any action or duty reserved to any particular Officer) and any such person may be referred to as an “authorized person.” An employee or other agent of the Company shall not be an authorized person, unless specifically appointed as such by the Board. Duly elected and designated Officers shall have primary responsibility for the day-to-day operations of the Company, subject to oversight by the Board. Without limiting anything contained herein, the Officers shall provide the Board with information, and shall consult with the Board as the Board may reasonably request, with respect to the operations of the Company and its Subsidiaries. In furtherance of the foregoing, the Officers shall provide periodic development and production reports as the Board may reasonably request and full access to all financial information.
Section 5.5.Statement and Agreement Regarding Fiduciary Duties.
(a)General Rule. The Members are sophisticated investors who have willingly chosen to enter into this Agreement to memorialize and reflect their agreements relating to, among other things, the governance of the Company, including the duties that Managers and Controlling Members owe to the Company and the Members. The Members agree that this Agreement and the certificate, and no other agreement, document, instrument, or law, contain the entire agreement among the Company, the Members, and the Managers with respect to the governance of the Company and the duties that Managers and Controlling Members owe to the Company and the Members. Accordingly, with the intent that this Agreement and the contractual obligations set forth herein serve as the sole basis of establishing the governance obligations of the Managers and the Members (including the Controlling Members), the Members and the Company agree that, to the fullest extent permitted by the Delaware Act, fiduciary duties of Managers and Controlling Members are hereby eliminated and implied covenants and other standards of conduct that are not expressly provided in this Agreement shall not apply and are hereby waived. Without limiting the foregoing, to the fullest extent permitted by the Delaware Act, a person, in performing his duties and obligations as a Manager under this Agreement, shall be entitled to act or omit to act at the direction of the Members that designated such person to serve on the Board, considering only such factors, including the separate interests of the Members designating such Manager, as such Manager or Members choose to consider. Any action of a Manager or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not, as between the Company and the other Members, on the one hand, and the Manager or Members designating such Manager, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent such exists under the Delaware Act or any other applicable law) on the part of such Manager or Members of the Company or any other Manager or Member. Whenever in this Agreement a Manager or Controlling Member is permitted or required to make a decision in such Manager or Controlling Member’s “good faith” or under another express standard, the Manager or Controlling Member, as applicable, shall act under such express standard and shall not be subject to any additional or different standard imposed by this Agreement or any other applicable law. Issuances of securities made in accordance with Section 2.6 shall be deemed not to be a related party transaction regardless of the Members who elect to participate in the particular issuance and, therefore, shall not trigger any duties (such as enhanced fiduciary duties), other than compliance with the contractual terms of Section 2.6 and the implied duly of good faith and fair dealing that is a part of every Delaware limited liability company agreement.
(b)Corporate Opportunities. Each Manager and each Member shall have the right to have financial interests in, govern, control, provide services to, engage in, and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Company and its Subsidiaries, or deemed to be competing with the Company or its Subsidiaries, on its own account, or in partnership with, or as an employee, manager, officer, director, member, controlling person, equityholder, general or limited partner, or shareholder of any other Person, with no obligation to offer to the Company or any or its Subsidiaries or any other Member the right to participate therein. In the event that any Manager or Member acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for the Company, no such Manager and no such Member shall have any duty (fiduciary, contractual, or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries or any other Member, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its respective Subsidiaries or any other Member (or their respective Affiliates) under any theory by reason of the fact that such Manager or any such Member, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or any of its Subsidiaries or any other Member. The Company hereby renounces any interest or expectancy in any business opportunity, transaction, or other matter in which any Member participates or desires to participate (each such business opportunity is referred to as a “Renounced Business Opportunity”). The Company acknowledges that such Renounced Business Opportunities may involve transactions or ventures that compete directly with the Company’s or its Subsidiaries’ business.
(c)Acknowledgment and Waiver. Each Member hereby agrees that (i) the terms of this Section 5.5, to the extent that they eliminate or modify a duty or other obligation that a Manager may have to the Company or any other Member under the Delaware Act or other applicable law, are reasonable in form, scope, and content; and (ii) the terms of this Section 5.5 shall control to the fullest extent possible if it is in conflict with a duty, if any, that a Manager may have to the Company or another Member under the Delaware Act or any other applicable law. Each Member waives, to the fullest extent permitted by the Delaware Act, any duty or other obligation, if any, that a Member may have to the Company or another Member, pursuant to the Delaware Act or any other applicable law, to the extent such waiver is necessary to give effect to the terms of this Section 5.5. The Members acknowledge, affirm, and agree that (i) the Members would not be willing to make any investment in the Company, and no person designated by the Members to serve on the Board would be willing to so serve, in the absence of this Section 5.5, and (ii) they have reviewed and understand the provisions of §§18-1101(b) and (c) of the Delaware Act.
Section 5.6.Exculpation. No Manager or Officer in his capacity as such and no Manager or Officer who is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, authorized person, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise (each, an “Indemnified Person”) shall be liable to the Company or any Member for monetary damages arising from any actions taken, or actions failed to be taken, in his or her capacity as such, except for (a) liability for acts that involve fraud, willful misconduct, or bad faith and (b) liability with respect to any transaction from which such Person derived a personal benefit in violation of this Agreement, in each case described in clauses (a) and (b) preceding, as determined by a final, non-appealable order of a court of competent jurisdiction or arbitrator. Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by law, the Company or any Member, as applicable, shall bear the burden of establishing a prima facie case that a Manager or Officer breached the standard of care set forth above in this Section 5.6.
Section 5.7.Indemnification of Managers, Officers, Etc. Subject to the limitations set forth in this ARTICLE V, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that it, or a Person of whom it is the legal representative, is or was a Manager or while an Officer or Manager is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, authorized person, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise shall be, except as permitted below in this Section 5.7, indemnified by the Company to the fullest extent permitted by the Delaware Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements, and reasonable expenses (including reasonable attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this ARTICLE V shall continue as to a Person who has ceased to serve in the capacity that initially entitled such Person to indemnity hereunder. Notwithstanding anything to the contrary in this Section 5.7, a Person shall not be entitled to indemnification hereunder if it is determined by a non-appealable order of a court of competent jurisdiction or arbitrator that, with respect to the matter for which such Person seeks indemnification, such Person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, that such Person’s actions constituted fraud, willful misconduct, or bad faith, or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful; provided, however, that such Person’s compliance with Section 5.5, by itself, will not be deemed to limit such Person’s entitlement to indemnification hereunder. The termination of any action, suit, or Proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or Proceeding, had reasonable cause to believe that his conduct was unlawful.
Section 5.8.Advance Payment. The right to indemnification conferred to Managers and Officers in this ARTICLE V shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person entitled to be indemnified under Section 5.7 who was, is, or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of its good faith belief that it has met the standard of conduct necessary for indemnification under this ARTICLE V and a written undertaking, by such Person, to repay all amounts so advanced if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified under this ARTICLE V or otherwise.

Section 5.9.Indemnification of Employees and Agents. The Company, by adoption of a resolution of the Board, may, but shall not be obligated to, indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to the Managers and Officers under this ARTICLE V.
Section 5.10.Nonexclusivity of Rights.
(a)The right to indemnification and the advancement and payment of expenses conferred in this ARTICLE V shall not be exclusive of any other right that an Indemnified Person indemnified pursuant to this ARTICLE V may have or hereafter acquire by vote of the Board or otherwise. If an Indemnified Person is indemnified by a Third-Party Indemnitor for a loss covered by Section 5.7 or receives from a Third-Party Indemnitor expense reimbursement or advancement of an expense covered by Section 5.8, such Third-Party Indemnitor shall be subrogated to the rights of the Indemnified Person under this ARTICLE V to recover such amount from the Company on the terms of this ARTICLE V. The Company shall not be subrogated to the rights an Indemnified Person may have against a Third-Party Indemnitor. An Indemnified Person is not required to assert any claim for indemnification protection or expense reimbursement or advance against any Third-Party Indemnitor prior to asserting a claim against, or receiving an indemnification or expense reimbursement payment from, the Company.
(b)The Company hereby acknowledges that the Anywhere Designees and the TRG Designees may have certain rights to indemnification, advancement of expenses, and/or insurance provided by the Anywhere Member or the TRG Member and certain of their respective Affiliates, as applicable (collectively, the “Member Indemnitors”). The Company hereby agrees (i) that the Company is the indemnitor and expense advancer of first resort with respect to the Anywhere Designees and the TRG Designees (i.e., its obligations to the Anywhere Designees and the TRG Designees are primary and any obligation of the respective Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Anywhere Designees or the TRG Designees, as applicable, is secondary), (ii) that the Company shall be required to advance the full amount of expenses incurred by the Anywhere Designees and the TRG Designees and shall be liable for the full amount of all expenses, judgments, penalties, fines, and amounts paid in settlement, to the extent legally permitted and as required by the terms of this Agreement, without regard to any rights an Anywhere Designee or a TRG Designee may have against the applicable Member Indemnitors, as applicable, (iii) that the Company irrevocably waives, relinquishes, and releases the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation, or any other recovery of any kind in respect thereof, and (iv) that any Member Indemnitor shall have the right to recover from the Company to the extent that it provides indemnification to any Anywhere Designee or TRG Designee (in lieu of indemnification from the Company). The Company further agrees that no advancement or payment by the Member Indemnitors on behalf of an Anywhere Designee or a TRG Designee with respect to any claim for which such Anywhere Designee or TRG Designee has sought indemnification from the Company shall affect the foregoing and the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Anywhere Designee or TRG Designee against the Company. The Company and each of the Members acknowledge that the Member Indemnitors are express third-party beneficiaries of the terms of this Section 5.10.
Section 5.11.Matters Requiring TRG Member Approval. Notwithstanding anything to the contrary in this Agreement, neither the Board nor any Officer shall have the power or authority to effect,

or agree to effect, any of the following actions with respect to the Company or any Subsidiary of the Company without the prior written consent of the TRG Member:
(a)enter into any amendment of the organizational documents of the Company or any of its Subsidiaries, including this Agreement, in a way that would disproportionately and adversely affect the TRG Member;
(b)effect any reclassification of the Units or recapitalization of the Company or any of its Subsidiaries, including by way of merger or reorganization;
(c)effect any material change in the primary nature of the business of the Company and any of its Subsidiaries, other than any reasonable extensions thereof;
(d)effect any liquidation, winding-up or dissolution of the affairs of the Company or any of its Subsidiaries (other than the liquidation of any wholly-owned Subsidiary into the Company or into another wholly-owned Subsidiary);
(e)issue any additional equity securities or any other security convertible into or exercisable for any equity security, in each case, that are senior (including with respect to any liquidation preference) to the Common Units (except as may be necessary to effect a Sale Transaction approved in accordance with Section 7.2 and so long as the Members receive the consideration in such Sale Transaction pursuant to Section 7.2(b), including Sections 7.2(b)(i) and 7.2(b)(iv));
(f)except as is expressly contemplated by this Agreement, (i) enter into any material Anywhere Affiliate Agreement, other than the Anywhere Services Agreement, or (ii) grant any material amendment, waiver, modification, change, or consent with respect to or under any material Anywhere Affiliate Agreement, including the Anywhere Services Agreement (except to the extent such action has already been approved by the TRG Designee with respect to a particular Anywhere Affiliate Agreement pursuant to Section 5.12); provided, however, that if the Anywhere Member provides the TRG Member with reasonable prior written notice, including the proposed Anywhere Affiliate Agreement or amendment, waiver, modification, change or consent thereof, and reasonably demonstrates to the TRG Member prior to taking any action contemplated in clause (f)(i) or (f)(ii) herein that such action is either (x) consistent with the Anywhere Member’s or its Affiliates’ past practice with respect to the business of the Company, or (y) on arms’ length terms, then the consent of the TRG Member shall not be required pursuant to this Section 5.11(f);
(g)except for the incurrence of amounts payable to the Anywhere Member or applicable Affiliate thereof in connection with the cash sweep processes of the Anywhere Member or such Affiliate thereof, as applicable, in the ordinary course of business and pursuant to the Anywhere Services Agreement, incur, create, or authorize the creation of, or issue, or authorize the issuance of or guarantee any indebtedness for borrowed money, including any indebtedness for borrowed money issued to any Member;
(h)issue any capital calls to the Members other than in accordance with Section 2.6; or
(i)enter into any agreement or understanding to do any of the foregoing.

Section 5.12.Affiliate Agreements.
(a)With respect to any Anywhere Affiliate Agreement and any amendment, restatement or waiver thereto, the TRG Designee shall have the sole and exclusive right (and no other Person, including any officer or director of the Company, shall have such right) to (i) enforce, or cause the enforcement of, any of the rights of the Company or any of its Subsidiaries under any such Anywhere Affiliate Agreements on behalf of the Company or such Subsidiary (including, without limitation, (A) exercising any applicable amendment, termination or renewal rights under such Anywhere Affiliate Agreements and (B) in respect of such Anywhere Affiliate Agreements, performing periodic reviews to ensure compliance with tax and regulatory rules and requirements, in each case, on behalf of the Company or any of its Subsidiaries, including, without limitation, by either (I) retention and supervision of third-party advisors or (II) supervision of employees of the Company or any of its Subsidiaries) and determining whether a breach has occurred and seeking any available remedies thereunder, (ii) waive, or cause the waiver of, any rights thereunder on behalf of the Company or any of its Subsidiaries, and (iii) defend or settle, or cause the defense or settlement of, any claim or litigation thereunder on behalf of the Company or any of its Subsidiaries.
(b)The Company shall inform the TRG Designee in writing of any breach of any material obligations of the Anywhere Member or its Affiliates under any Anywhere Affiliate Agreement that cannot be cured within 10 days of such breach promptly upon becoming aware of such breach.
(c)The Company shall, promptly upon being charged therefor, inform the TRG Designee in writing of any amounts charged to the Company under the Anywhere Services Agreement in respect of costs, fees or expenses from third-party vendors, suppliers and providers of services incurred by Service Provider (as defined in the Anywhere Services Agreement) in connection with, and attributable to, Service Provider’s provision of services thereunder, to the extent such costs, fees and expenses are in addition to, and not included in, the Administrative Service Fee (as defined in the Anywhere Services Agreement). Such notice to the TRG Designee shall include a copy of relevant invoices from the applicable third party.
Section 5.13.Other Obligations; Information Rights.
(a)So long as the TRG Member holds at least (x) 10% of the outstanding Units or (y) the number of Units issued to the TRG Member pursuant to the TRG Company Subscription Agreement (subject to appropriate adjustment in the event of any unit dividend, unit split, combination or other similar recapitalization), the Anywhere Member and its Affiliates shall continue to provide support and services to the Company pursuant to the Anywhere Services Agreement.
(b)The Board shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices, and procedures, a comprehensive system of records, books, and accounts (which records, books, and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the Company and its Subsidiaries.
(c)The Company shall, and shall cause each of its Subsidiaries to permit representatives and any professionals designated by the TRG Member or any other Investor Member holding at least 5% of the outstanding Units, at the Company’s sole cost and expense, to have access to

(and examine and copy, as applicable) the properties, facilities, corporate books and financial records of the Company and its Subsidiaries, and to their respective management, personnel, lawyers, accountants and other professional advisors, in each case at such times as such Investor Members may reasonably request; provided that no such access shall materially interfere with the ordinary course conduct of the business of the Company or any of its Subsidiaries.
(d)The Company shall use commercially reasonable efforts to deliver, or cause to be delivered, to the TRG Member and each other Investor Member holding at least 5% of the outstanding Units, as soon as available, but in any event within 60 calendar days after the end of each Fiscal Year of the Company: an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related unaudited statements of income of the Company and its Subsidiaries for such Fiscal Year, each prepared in accordance with GAAP.
(e)The Board will use its reasonable efforts to cause the Company’s tax advisors to prepare all federal, state, and local tax returns required of the Company and to deliver copies of those returns to the Members in accordance with Exhibit B.
(f)The Company shall use commercially reasonable efforts to deliver, or cause to be delivered, to the TRG Member and each other Investor Member holding at least 5% of the outstanding Units, promptly after the end of each fiscal quarter of each year (but in any event, shall deliver no later than 45 calendar days after such fiscal quarter), an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and the related unaudited statements of income for such fiscal quarter and for the year-to-date portion of the Fiscal Year which balance sheet and statements of income shall be prepared in accordance with GAAP consistently applied.
(g)The Company shall use commercially reasonable efforts to deliver, or cause to be delivered, at least 30 days prior to the first calendar day of each Fiscal Year, to the TRG Member and each other Investor Member holding at least 5% of the outstanding Units, an annual budget for the next full calendar year.
(h)The Company shall deliver, or cause to be delivered, promptly following receipt of a written request from an Investor Member, all statements, reports and other documents reasonably requested by any Investor Member that may be necessary or appropriate for such Investor Member or any of its Affiliates, as applicable, to satisfy all its reporting requirements pursuant to the Exchange Act. Any information provided to any Investor Member under this Section 5.13(h) shall be contemporaneously provided to each other Investor Member.
(i)So long as the TRG Member holds at least (x) 10% of the outstanding Units or (y) the number of Units issued to the TRG Member pursuant to the TRG Company Subscription Agreement (subject to appropriate adjustment in the event of any unit dividend, unit split, combination or other similar recapitalization), the Company shall use commercially reasonable efforts to deliver, or cause to be delivered, to the TRG Member, promptly upon becoming aware thereof, information relating to any ongoing litigation, government investigation or other proceeding against the Company that, in the Company’s good faith judgment, would result in material liability or material reputational harm to the Company; provided, however, in no event shall the Company be required to deliver any information that, based upon the advice of legal counsel (including internal counsel), is subject to any attorney-client privilege, would violate any law, contract or confidentiality obligation, or in the Company’s good faith judgment, that the Company may suffer any prejudice as a result of delivery such information.

Section 5.14.Uses of Cash. So long as the TRG Member holds at least (x) 10% of the outstanding Units or (y) the number of Units issued to the TRG Member pursuant to the TRG Company Subscription Agreement (subject to appropriate adjustment in the event of any unit dividend, unit split, combination or other similar recapitalization), the uses of cash funds of the Company shall be consistent with historical practice and in the ordinary course of business. So long as the Anywhere Member holds more than 50% of the outstanding Units, the Company shall not, without the prior written approval of the Board and the Chief Financial Officer (or equivalent officer) of the Anywhere Member, make any investment (or series of investments) that is (i) outside of the ordinary course of business, (ii) in excess of $500,000, or (iii) inconsistent with past practice.
Section 5.15.Non-transferability of Rights. The rights provided for in this ARTICLE V in favor of the Anywhere Member or the TRG Member, as applicable, are personal to each such Member to which such rights have been granted and may not be Transferred (including through a Deemed Transfer) by any such Member to any Person other than to an Affiliate of such Member.
ARTICLE VI.

STATUS OF MEMBERS
Section 6.1.Relationship of Members. Each Member agrees that, to the fullest extent permitted by the Delaware Act and except to the extent expressly stated in this Agreement or in any other agreement to which each Member is a party:
(a)No Member shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, a Manager or any other Member.
(b)Any consent, approval, determination, or other action by a Member (solely in its capacity as such) shall be given or taken in the sole and absolute discretion of that Member (solely in its capacity as such) in its own best interests and without regard to the best interests of another Member or the Company or any of its Subsidiaries or the financial, tax, or other effect on a Manager, another Member or the Company, or any of its Subsidiaries.
(c)No Member is authorized to act as the agent, representative, or attorney-in-fact for any other Member or a Manager.
Each Member shall be responsible to, and shall indemnify and hold harmless, the other Members and the Company for any liabilities or expenses of any nature arising out of or resulting from breach or violation of this Section 6.1 by the breaching Member.
Section 6.2.Liability of Members. No Member or Manager shall have any personal liability whatsoever, whether to the Company, to other Members, or to the creditors of the Company, for the debts of the Company or any of its losses in excess of the amounts such Member or Manager has contributed or agreed to contribute to the Company, unless any such Member or Manager otherwise expressly consents in writing. The foregoing shall not, however, limit the personal liability of a Member or Manager for its obligations to the Company under this Agreement or to the Company or other Members under any other agreement to which such Member or Manager may be a party. No Member (solely in its capacity as such) or Manager shall have any implied duties to the other Member (including any implied fiduciary duty), other than the implied covenant of good faith that is part of every Delaware limited liability company agreement.
Section 6.3.Dissolution of Member. The dissolution of a Member shall not cause a dissolution of the Company, but the rights of such Member to share in the profits and losses of the Company and to receive distributions of Company funds shall, on the happening of such an event, devolve upon its trustee or successor, subject to the terms and conditions of this Agreement, and the Company shall continue as a limited liability company. The successor of such Member shall be liable for all of the obligations of such Member under this Agreement. However, in no event shall such trustee or successor become a Substitute Member, except with the prior written consent of the Board.
ARTICLE VII.

TRANSFER OF UNITS
Section 7.1.Restrictions on Transfer.
(a)Each holder of Units may Transfer all or any portion of its Units, subject to and in accordance with the terms of this ARTICLE VII. Any attempted Transfer that is not in accordance with this ARTICLE VII shall be, and is hereby declared, null and void ab initio.
(b)No holder of Units may Transfer all or any of its Units if such Transfer would (i) subject the Company to the reporting requirements of the Exchange Act; (ii) cause the Company to lose its status as a partnership for Federal income tax purposes or cause the Company to be classified as a “publicly traded partnership” within the meaning of Code Section 7704; or (iii) violate, give rise to a default under or cause any payment to become due under, any credit agreement, guaranty or similar credit document or any other material contract to which the Company or any Subsidiary is bound.
(c)No Member shall directly or indirectly seek to avoid the provisions of this Agreement by issuing, or permitting the issuance of, any direct or indirect equity or beneficial interest in such Member, in any such case in a manner which would fail to comply with this ARTICLE VII if such Member had Transferred Units directly. Any holder of Units that is an Entity will be deemed to have Transferred Units held by such Entity if (i) such Entity, or any Entity that has a direct or indirect ownership interest in such Entity, issues new equity or equity-linked securities therein, or any equity or equity-linked security therein is Transferred, in each case, other than to an Affiliate of such Entity, and (ii) (x) the fair market value of the Units held by such Entity at the time of issuance or transfer described in clause (i) exceeds 30% of the fair market value of all of the assets of such Entity that is making the issuance or transfer as a whole (a “Deemed Transfer”) or (y) assets are contributed to, or otherwise obtained by, such Entity in order to avoid the application of clause (x) preceding. If a Deemed Transfer occurs without the approval of the Board (including the approval of the TRG Designee), the Entity that holds Units will be deemed to have violated this ARTICLE VII, and, in addition to such rights and remedies as the Company and other Members may have against such defaulting holder, such defaulting holder shall take all action required to void such Transfer.
Section 7.2.Sale Transaction; Right of First Refusal.
(a)Notice of Sale Transaction. Subject to Section 7.2(c), if (i) the Board or, (ii) for so long as the Anywhere Member or any of its Affiliates holds more than 50% of the outstanding Units,

the Anywhere Member (or any of its Affiliates) elects to accept a written offer to effect a Sale Transaction from any Person not Affiliated with the Anywhere Member (a “Sale Offer”), and the Anywhere Member has not previously exercised the Anywhere Call Option, the Anywhere Member shall promptly, but in any event no later than three Business Days following its determination to accept such Sale Offer, provide written notice thereof (a “Sale Offer Notice”) to the TRG Member. The Anywhere Member shall have the right to require that the TRG Member participate in, vote for, consent to and raise no objections against such Sale Transaction, subject to the provisions of this Section 7.2 and provided that the TRG Member shall have at least 10 Business Days following the receipt of such Sale Offer Notice to make a Cash Election prior to the consummation of such Sale Transaction pursuant to Section 7.2(b)(iv). The Sale Offer Notice shall set forth in a reasonably detailed manner the terms and conditions of such Sale Offer, including the name of the prospective purchaser, the number of Units proposed to be sold or exchanged in such transaction, the estimated amount of aggregate consideration reasonably expected to be received and the proposed time and place of closing.
(b)Allocation of Consideration.
(i)All of the consideration payable to the Members in a Sale Transaction shall first be aggregated by the Company before distributing any such consideration to any holder of Units. Subject to clauses (ii) through (iv) below, the Company shall then promptly distribute the aggregate consideration to the Members in accordance with Section 4.1(b). Notwithstanding the foregoing, the aggregate purchase price payable to the TRG Member in any Sale Transaction shall be no less than the Anywhere Call Option Unit Price per Unit multiplied by the number of Units sold by the TRG Member in such Sale Transaction (for purposes of calculating the Anywhere Call Option Unit Price, treating the date of the consummation of such Sale Transaction as the date of the Anywhere Call Option Closing for purposes of the definitions of “Anywhere Call Option Unit Price” and “Company Unit Price” and treating the date of delivery of the Sale Offer Notice as the date of delivery of the Anywhere Call Option Notice for purposes of Section 7.4(f)).
(ii)With respect to any Sale Transaction, (A) the Company’s and its Subsidiaries’ expenses (including reasonable out-of-pocket costs and expenses paid in connection with such Sale Transaction), purchase price adjustments, escrow amounts, purchase price holdbacks, indemnity obligations and other similar items, shall be deemed to reduce (or increase, as the case may be; i.e., in the case of a purchase price adjustment increase or an indemnity payment in favor of the Members) the aggregate consideration for purposes of determining the apportionment in accordance with Section 4.1(b), (B) cash amounts paid to the Members following the applicable closing (i.e., purchase price adjustment increases, earnout payments, escrow and holdback releases, and similar items) shall be allocated among the Units as such amounts would have been allocated at the applicable closing had such amounts been included in the aggregate consideration and apportioned in accordance with Section 4.1(b) and (C) amounts payable directly by the Members (rather than from escrow or holdback) following the applicable closing (i.e., pursuant to purchase price adjustment decreases, indemnity obligations, and similar items) shall be allocated among the Units (and paid accordingly by the Members that held such Units as of the applicable closing) to reflect the reduction in consideration, if any, that such Units would have suffered at the applicable closing had such amounts been deducted from the aggregate consideration for purposes of determining the apportionment in accordance with Section 4.1(b), in each case, presuming for purposes of such calculation that the Units sold in such Sale Transaction are all the outstanding Units.
(iii)If the Sale Transaction involves the issuance of any stock or other equity consideration in a transaction not involving a public offering and any Member otherwise entitled to receive consideration in such transaction is not an accredited investor (as defined under Rule 501 of Regulation D under the Securities Act), then the Company may require each Member that is not an accredited investor (A) to receive solely cash in such transaction, (B) to otherwise be cashed out (by redemption or otherwise) by the Company or any other Member prior to the consummation of such transaction, and/or (C) to appoint a purchaser representative (as contemplated by Rule 506 of Regulation D under the Securities Act) selected by the Company, with the intent being that such Member that is not an accredited investor receives substantially the same value that such Member would have otherwise received had such Member been an accredited investor.
(iv)If all or any portion of the consideration payable to the Members in a Sale Transaction is in a form other than cash, the TRG Member shall have the right, upon delivery of written notice thereof to the Anywhere Member prior to the consummation of the Sale Transaction (which, for the avoidance of doubt, shall not occur prior to the date that is 10 Business Days following the date of receipt by the TRG Member of the applicable Sale Offer Notice), to elect to receive all of the consideration payable to the TRG Member in such Sale Transaction in cash in an amount equal to the value of the non-cash consideration that the TRG Member would otherwise be entitled pursuant to such Sale Transaction (and such value shall be calculated in accordance with Section 7.2(b)) (a “Cash Election”, and such cash consideration, the “Cash Consideration”). If the TRG Member makes a Cash Election, the Anywhere Member will structure the Sale Transaction in its sole discretion in a manner that provides for the TRG Member to receive the Cash Consideration, which may include a purchase by the Anywhere Member or any of its Affiliates of the TRG Member’s Units for cash, a redemption of the TRG Member’s Units by the Company for cash, or a reallocation of the consideration to be paid by the purchaser in the Sale Transaction such that the TRG Member receives only cash in respect of its Units. In the event the TRG Member delivers a Cash Election pursuant to this Section 7.2(b)(iv), the receipt of Cash Consideration in accordance with this Section 7.2(b)(iv) by the TRG Member shall be a condition to the consummation of the Sale Transaction.
(v)If the Sale Transaction to be effected in accordance with this Section 7.2 is structured as a merger, consolidation or asset sale, each Member shall vote in favor of such merger, consolidation or asset sale and hereby waives any dissenters rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale. If the Sale Transaction to be effected in accordance with this Section 7.2 is structured as a sale of equity securities, each Member shall agree to sell all of his, her or its Units and other equity securities on the terms and conditions approved by the Board, subject to the terms of this Section 7.2.
(vi)In connection with a Sale Transaction effected pursuant to this Section 7.2, the provisions of Section 7.3(b), Section 7.3(c) (with references to the Tag-Along Deadline therein being deemed to refer to the date on which the Sale Offer Notice is delivered, and provided that the consummation of the Sale Transaction shall not occur prior to the date that is 10 Business Days following the date of receipt by the TRG Member of the applicable Sale Offer Notice) and Section 7.3(e) shall apply to such Sale Transaction, mutatis mutandis. The Anywhere Member may amend the terms of, or terminate, any such Sale Transaction at any time prior to the consummation of such Sale Transaction at the sole discretion of the Anywhere Member without any liability to the TRG Member (so long as any such amendment otherwise complies with the other provisions of this Section 7.2).
(c)Right of First Refusal. If, during the period beginning on the Effective Date and ending at 5:00 p.m., local time, New York City, New York, on the third anniversary of the Effective Date, the Board or the Anywhere Member (or any of its Affiliates) receives a Sale Offer, neither the Board nor the Anywhere Member (nor any of its Affiliates) shall accept such Sale Offer or enter into a definitive agreement with respect to any Sale Transaction contemplated thereby without first delivering a written notice (the “ROFR Notice”) with respect thereto to the TRG Member that (i) contains the material terms and conditions of the proposed Sale Transaction as set forth in the Sale Offer, including the name of the prospective purchaser, the number of Units proposed to be sold or exchanged in such transaction, the estimated amount of aggregate consideration reasonably expected to be received and the proposed time and place of closing, and (ii) provides the TRG Member with the irrevocable option, exercisable within 30 days of the date of delivery of the ROFR Notice to the TRG Member (the “ROFR Deadline”), to elect to acquire the Company in a Sale Transaction that is on the same (and in any event no less favorable) terms as those set forth in the Sale Offer (the “ROFR”). During such election period, the TRG Member shall have reasonable access to the books and records of the Company and other due diligence information as the TRG Member may reasonably request, upon reasonable prior notice and to the extent not unreasonably interfering with the business of the Company. The failure of the TRG Member to deliver an election to exercise the ROFR prior to the ROFR Deadline shall be deemed to be a waiver of the ROFR with respect to the applicable Sale Offer, and the Company and the Anywhere Member shall be entitled to accept such Sale Offer and elect to have the applicable Sale Transaction be governed by the other provisions of this Section 7.2. If the TRG Member timely elects to exercise the ROFR, the Sale Transaction with respect thereto shall be consummated in accordance with the provisions of Section 7.4(d) (other than the last sentence thereof) applicable to the TRG Call Option, which shall apply mutatis mutandis (treating the date of the election by the TRG Member to exercise the ROFR as the date of delivery of the TRG Call Option Notice).
Section 7.3.Tag-Along Rights.
(a)During the period beginning on the Effective Date and ending upon the earliest to occur of (x) the consummation of a Sale Transaction, (y) the Anywhere Call Option Closing and (z) the Mandatory Redemption Closing, prior to the Anywhere Member (or any other Member other than the TRG Member, and, for purposes of this Section 7.3, references to the Anywhere Member shall include reference to any other such Member, to the extent applicable) selling, transferring, exchanging, granting a participation interest in, assigning or otherwise directly disposing of any Units to any Person other than an Affiliate of the Anywhere Member (for the avoidance of doubt, the foregoing shall not include transfers related to equity grants or profits interests grants under employee equity incentive arrangements), the Anywhere Member shall provide the TRG Member with reasonable prior written notice of such sale, transfer, exchange, grant, assignment or disposition, which notice shall include in a reasonably detailed manner (i) the amount (which may be a reasonable estimate, if applicable) and kind of consideration to be paid for each Unit that the Anywhere Member proposes to sell, (ii) the date by which the TRG Member must elect to participate (which date shall be no earlier than 10 days following the date of such notice) (the “Tag-Along Deadline”), (iii) the number and class of Units proposed to be sold by the Anywhere Member, (iv) the proposed date of such sale, (v) the written offer from the proposed Transferee to purchase the Units and (vi) all other material terms and conditions of such sale. The TRG Member shall, upon delivery of written notice thereof to the Anywhere Member on or before the Tag-Along Deadline, have the right to participate in and sell up to the TRG Member’s pro rata share of Units (which shall equal the product of (x) the number of Units the third party actually proposes to purchase multiplied by (y) a fraction, the numerator of which is the aggregate number of Units owned by the TRG Member, and the denominator of which is the aggregate number of Units owned by the Anywhere Member and the TRG Member). The sale of Units by the TRG Member shall, subject to Section 7.3(b), be on the same terms and conditions as the sale of Units by the Anywhere Member, except the purchase price to be paid to the Anywhere Member and the TRG Member for each class of Units shall, subject to Section 7.3(d), be calculated in the same manner in which such consideration would have been distributed had such distribution been made under Section 4.1(b). The TRG Member shall be entitled to the same kind of consideration received by the Anywhere Member (including, if applicable, equivalent rights to receive a proportionate share of any deferred consideration, earn-out or escrow funds that may become available to the Anywhere Member in connection with the proposed transaction or non-cash consideration per Unit with the same value for such security as is proposed to be received by the Anywhere Member and any deferred consideration, earn-out or escrow funds that may become available to the Anywhere Member in connection therewith). If the Anywhere Member has the option to elect a form of consideration to be received in the sale, then the TRG Member shall have the same option to elect the form of consideration to be received (subject to compliance with applicable securities laws).
(b)Limited Terms. To the extent requested by the Anywhere Member in connection with such sale, the TRG Member shall take all actions reasonably requested in connection with the consummation of such sale, including signing and delivering any customary agreements, instruments and other documentation to the extent consistent with (or no less favorable to the TRG Member as compared to the Anywhere Member) such agreements, instruments and other documentation as the Anywhere Member is required to sign in connection therewith; provided that the TRG Member shall only: (i) be required to make such customary fundamental representations and warranties, including as to due organization and good standing, corporate power and authority, due approval, no conflicts and ownership free and clear of any liens on such Unit, as the case may be, and customary covenants and enter into such definitive agreements as are customary for transactions of the nature of the sale; and (ii) be obligated to join on a pro rata basis (based upon the amount of consideration received) in any indemnification or other obligations that are part of the terms and conditions of the sale (other than any such obligations that relate specifically to the Anywhere Member, such as indemnification with respect to representations and warranties given by the Anywhere Member regarding its title to and ownership of a Unit), so long as all applicable indemnification obligations are on a several and not joint basis. Notwithstanding the foregoing, (A) the TRG Member shall not be required to enter into any agreements regarding non-competition, exclusivity, non-solicit, no hire or other restrictive covenants (other than customary confidentiality obligations); (B) the TRG Member shall not be required to agree to any term that purports to bind any portfolio company or investment of the TRG Member or any of its Affiliates (other than confidentiality obligations with respect to such portfolio company or investment that has been provided confidential information); (C) the TRG Member shall not be required to make any representation or warranty or agree to any covenant that is more extensive or burdensome than those made by the Anywhere Member or enter into any agreements not also executed by the Anywhere Member; and (D) the aggregate amount of liability of the TRG Member shall not exceed the proceeds received by the TRG Member in such sale, except in the case of fraud by the TRG Member. If such sale of Units by the Anywhere Member is a Sale Transaction, then the Anywhere Member will use commercially reasonable efforts to afford the TRG Member the opportunity to sell all of its Units in such Sale Transaction even if the Anywhere Member is not selling all of its Units. If the TRG Member receives equity securities that are non-marketable or illiquid as consideration for its Units in any sale pursuant to this Section 7.3, then the Anywhere Member will use commercially reasonable efforts to negotiate on behalf of the TRG Member that the rights of the TRG Member associated with such securities to achieve liquidity, including tag-along rights, registration rights, transfer rights, put rights, drag-along rights, redemption rights and other rights to achieve liquidity, will be no less favorable in any material respect than, and the obligation of the TRG Member in respect of the tag-along rights, any drag-along rights and any other covenants regarding transfers will be no more onerous in any material respect than, such rights of the Anywhere Member in respect of the securities received by the Anywhere Member as consideration for the Units held by the TRG Member in such sale (taking into account whether any such rights, obligations or restrictions are provided to the Anywhere Member based on the percentage of such securities that the Anywhere Member will hold).
(c)Closing. The closing of the sale of the Units owned by the Anywhere Member and the TRG Member, as applicable, shall be held simultaneously at such place and on such date as approved by the Anywhere Member and the proposed purchaser, but in no event later than 120 days (or longer, if applicable law so requires or as necessary to obtain required governmental or other regulatory approvals) following the Tag-Along Deadline. If, within 120 days (or longer, if applicable law so requires or as necessary to obtain required governmental or other regulatory approvals) of the Tag-Along Deadline, the Anywhere Member has not completed the disposition of its Units and those of the TRG Member, as applicable, in accordance herewith, the sale to the proposed purchaser shall be prohibited and any attempt to consummate such sale shall be treated as a violation of Section 7.1; provided that such lapse of time contemplated in this sentence shall not prevent the Anywhere Member from seeking to consummate another sale to such proposed purchaser, subject to the terms and conditions of this ARTICLE VII, including complying with this Section 7.3. The Anywhere Member may amend the terms of, or terminate, any such sale transaction at any time prior to the consummation of such sale transaction at the sole discretion of the Anywhere Member without any liability to the TRG Member (so long as any such amendment otherwise complies with the other provisions of this Section 7.3).
(d)Allocation of Consideration.
(i)All of the consideration payable to the Anywhere Member and the TRG Member in a sale pursuant to this Section 7.3 shall first be aggregated by the Company before distributing any such consideration to any holder of Units. Subject to clauses (i) and (iii) below, the Company shall then promptly distribute the aggregate consideration to the Anywhere Member and the TRG Member in the same manner in which such consideration would have been distributed had such distribution been made under Section 4.1(b).
(ii)With respect to any sale pursuant to this Section 7.3, (A) the Company’s and its Subsidiaries’ expenses (including reasonable out-of-pocket costs and expenses paid in connection with such sale), purchase price adjustments, escrow amounts, purchase price holdbacks, indemnity obligations and other similar items, shall be deemed to reduce (or increase, as the case may be; i.e., in the case of a purchase price adjustment increase or an indemnity payment in favor of the Anywhere Member and the TRG Member) the aggregate consideration for purposes of determining the apportionment in accordance with Section 4.1(b), (B) cash amounts paid to the Anywhere Member or the TRG Member following the applicable closing (i.e., purchase price adjustment increases, earnout payments, escrow and holdback releases, and similar items) shall be allocated among the Units as such amounts would have been allocated at the applicable closing had such amounts been included in the aggregate consideration and apportioned in accordance with Section 4.1(b) and (C) amounts payable directly by the Anywhere Member or the TRG Member (rather than from escrow or holdback) following the applicable closing (i.e., pursuant to purchase price adjustment decreases, indemnity obligations, and similar items) shall be allocated among the Units (and paid accordingly by the Member that held such Units as of the applicable closing) to reflect the reduction in consideration, if any, that such Units would have suffered at the applicable closing had such amounts been deducted from the aggregate consideration for purposes of determining the apportionment in accordance with Section 4.1(b), in each case, presuming for purposes of such calculation that the Units sold in such transaction are all the outstanding Units.

(iii)If the sale pursuant to this Section 7.3 involves the issuance of any stock or other equity consideration in a transaction not involving a public offering and any Member otherwise entitled to receive consideration in such transaction is not an accredited investor (as defined under Rule 501 of Regulation D under the Securities Act), then the Company may require each Member that is not an accredited investor (A) to receive solely cash in such transaction, (B) to otherwise be cashed out (by redemption or otherwise) by the Company or any other Member prior to the consummation of such transaction, and/or (C) to appoint a purchaser representative (as contemplated by Rule 506 of Regulation D under the Securities Act) selected by the Company, with the intent being that such Member that is not an accredited investor receive substantially the same value that such Member would have otherwise received had such Member been an accredited investor.
(e)Expenses. All reasonable costs and expenses incurred for the benefit of both the Anywhere Member and the TRG Member by the Anywhere Member, the TRG Member or the Company in connection with any proposed sale pursuant to this Section 7.3, including all attorneys’ fees and charges, all accounting fees and charges, and all finders, brokerage, or investment banking fees, charges, or commissions, to the extent not paid or reimbursed by the Company or the proposed Transferee, shall be borne by the Anywhere Member and the TRG Member pro rata (based upon the amount of consideration received). Costs incurred by or on behalf of either the Anywhere Member or the TRG Member for its sole benefit will not be considered to be for the benefit of both the Anywhere Member and the TRG Member. The TRG Member shall not be obligated to make any out-of-pocket expenditure prior to the consummation of any sale pursuant to this Section 7.3.
Section 7.4.Purchase Rights.
(a)TRG Call Option.
(i)At any time during the period beginning on the Effective Date and ending at 5:00 p.m., local time, New York City, New York, on the third anniversary of the Effective Date (the “TRG Call Option Period”), the TRG Member shall have the right, exercisable in its sole discretion (the “TRG Call Option”), upon delivery of written notice to the other Members (the “TRG Call Option Notice”), to purchase all (but not less than all) of the Units (the “TRG Call Option Units”) then held by the other Members for the TRG Call Option Unit Price per Unit. The TRG Member’s election to exercise the TRG Call Option shall be irrevocable following delivery of the TRG Call Option Notice; provided that, notwithstanding the foregoing, the TRG Member shall be entitled to withdraw its exercise of the TRG Call Option at any time prior to the TRG Call Option Closing, by providing written notice thereof (a “TRG Call Option Withdrawal Notice”) to the other Members, (x) if the TRG Member has used good faith efforts to obtain such regulatory approvals and clearances as are required to consummate the TRG Call Option Closing in a timely manner preceding the delivery of such TRG Call Option Withdrawal Notice, and (y) the TRG Member has determined in good faith based on the advice of its outside counsel that such regulatory approvals or clearances required to permit the consummation of the TRG Call Option Closing would not be obtained prior to the TRG Call Option Outside Date. In the event the TRG Member delivers a TRG Call Option Notice, but the TRG Call Option Closing is not consummated prior to the delivery of a TRG Call Option Withdrawal Notice or on or prior to the TRG Call Option Outside Date, as applicable, the TRG Call Option shall expire. The failure of the TRG Member to deliver the TRG Call Option Notice prior to the expiration of the TRG Call Option Period shall be deemed to be a waiver of the TRG Call Option.

(ii)In the event the TRG Member delivers a TRG Call Option Notice, the TRG Member and the Anywhere Member shall (i) negotiate in good faith, and concurrently with the TRG Call Option Closing enter into, a transition services agreement pursuant to which the Anywhere Member shall, and shall cause its applicable Affiliates to, provide the Company with certain services and other assistance to be agreed between the parties (for the avoidance of doubt, such services shall include human resources, technology, accounting and tax services, unless otherwise mutually agreed by the parties) on a transitional basis, not to exceed one year following the date of the TRG Call Option Closing, based on then-current market rates for such services as mutually agreed between the parties, and (ii) negotiate in good faith the contribution by the Anywhere Member to the Company of any Excluded Liabilities (as defined in the Assignment and Assumption Agreement) relating to the Business (as defined in the Assignment and Assumption Agreement) and arising in the ordinary course of business as would be appropriate in the context of a whole company sale, taking into account the Excluded Assets (as defined in the Assignment and Assumption Agreement) that were not contributed to the Company under the Assignment and Assumption Agreement.
(iii)Notwithstanding anything to the contrary set forth in this Section 7.4(a), the TRG Member shall be entitled to effect the acquisition of the TRG Call Option Units through the Company, including by effecting a merger, share exchange, consolidation, recapitalization, repurchase and/or other business combination or reorganization in respect of the Company; provided that the transaction structure implemented by the parties shall be mutually agreed by the TRG Member and the Anywhere Member in good faith. Each Member (other than the TRG Member) hereby agrees to take, and to cause any Managers designated by such Member to take, all actions reasonably requested by the TRG Member to cause the Company to effectuate the foregoing.
(b)Anywhere Call Option. If (i) the TRG Call Option expires unexercised or (ii) the TRG Call Option has been duly exercised in accordance with Section 7.4(a)(i), but the TRG Call Option Closing is not consummated (A) prior to the delivery of a TRG Call Option Withdrawal Notice or (B) on or prior to the TRG Call Option Outside Date, as applicable, in each case of clauses (i) and (ii), other than as a result of a breach by the other Members of their obligation to sell, or cause to be sold, all of the TRG Call Option Units pursuant to Section 7.4(a), then, at any time during the period (I) beginning on the date immediately following the later of (x) the third anniversary of the Effective Date and (y) the date on which the TRG Call Option Outside Date expires and (II) ending at 5:00 p.m., local time, New York City, New York, on the fifth anniversary of the Effective Date (the “Anywhere Call Option Period”), the Anywhere Member shall have the right, exercisable in its sole discretion (the “Anywhere Call Option”), upon delivery of written notice to the TRG Member (the “Anywhere Call Option Notice”), to purchase (or cause to be purchased by an Affiliate thereof or otherwise (at the Anywhere Member’s discretion)) all (but not less than all) of the Units (the “Anywhere Call Option Units”) then held by the TRG Member and its Affiliates and Transferees, as applicable, for the Anywhere Call Option Unit Price per Unit. The Anywhere Member’s election to exercise the Anywhere Call Option shall be irrevocable following delivery of the Anywhere Call Option Notice. In the event the Anywhere Member delivers an Anywhere Call Option Notice, but the Anywhere Call Option Closing is not consummated on or prior to the Anywhere Call Option Outside Date, the Anywhere Call Option shall expire. The failure of the Anywhere Member to deliver the Anywhere Call Option Notice to the TRG Member prior to the expiration of the Anywhere Call Option Period shall be deemed to be a waiver of the Anywhere Call Option.

(c)Mandatory Redemption.
(i)If (A) the Anywhere Call Option has not been duly exercised in accordance with Section 7.4(b) prior to the expiration of the Anywhere Call Option Period, (B) the Anywhere Call Option has been duly exercised in accordance with Section 7.4(b), but the Anywhere Call Option Closing has not occurred on or prior to the Anywhere Call Option Outside Date, in each case of clauses (A) and (B), other than as a result of a breach by the TRG Member of its obligation to sell, or cause to be sold, all of the Anywhere Call Option Units pursuant to Section 7.4(b), or (C) the Company has not consummated (or entered into a bona fide definitive agreement to consummate) a Sale Transaction, then, promptly following the latest of (I) the fifth anniversary of the Effective Date, (II) the Anywhere Call Option Outside Date or (III) the termination of any definitive agreement with respect to a Sale Transaction previously entered into prior to the expiration of the Anywhere Call Option Period (such date, the “Mandatory Redemption Date”), and in any event no later than the Mandatory Redemption Outside Date, the Anywhere Member, the Anywhere Parent or their respective Affiliates shall purchase (or cause to be purchased by an Affiliate thereof or otherwise (at the Anywhere Member’s discretion)) each of the Units then held by the TRG Member and any of its Affiliates, as applicable, for the applicable Mandatory Redemption Unit Price (such transaction, a “Mandatory Redemption”).
(ii)Company Repurchase. In the event that the Anywhere Member (or applicable Affiliate thereof) fails to pay, or cause to be paid, to the TRG Member the Mandatory Redemption Unit Price for each Unit to be sold in connection with a Mandatory Redemption in accordance with the last sentence of Section 7.4(d), at the time that the Mandatory Redemption Closing would have otherwise occurred pursuant to Section 7.4(d), the TRG Member shall have the right, exercisable in its sole discretion, upon delivery of written notice to the Company, to require the Company to repurchase all of the Units then held by the TRG Member and its Affiliates, as applicable, for the applicable Mandatory Redemption Unit Price (plus any Additional Interest thereon). The provisions applicable to the Mandatory Redemption under Section 7.4(d) shall apply mutatis mutandis to the Company’s repurchase under this Section 7.4(c)(ii); except that the closing of the Company’s repurchase shall occur at 5:00 p.m., local time, New York City, New York, on the first Business Day following the date that is 15 days following the date such written notice is delivered to the Company. Each Member (other than the TRG Member) hereby agrees to take, and to cause any Managers designated by such Member to take, all actions reasonably requested by the TRG Member to cause the Company to effectuate the foregoing.
(iii)Additional Interest. The Mandatory Redemption Unit Price shall be increased by an amount equal to 9% per annum, compounding quarterly, which amount shall cumulate and accrue on a daily basis during the period from the date that the Mandatory Redemption Closing would have otherwise occurred pursuant to Section 7.4(d) through and including the date of the actual Mandatory Redemption Closing (such amount, the “Additional Interest”).
(iv)Anywhere Parent Guaranty. Anywhere Parent hereby fully, irrevocably and unconditionally guarantees the full, complete and timely performance of all agreements, covenants and obligations of the Anywhere Member and its Affiliates in respect of the Mandatory Redemption pursuant to this Section 7.4(c), including the payment of the Mandatory Redemption Price and the Additional Interest, and consummation of the Mandatory Redemption Closing, in each case, when and to the extent that the Mandatory Redemption or the Additional Interest shall become due and payable, or performance of the same shall be required in accordance with the terms hereof and subject to any and all limitations on Anywhere Member’s and its Affiliates’ agreements, covenants and obligations under this

Section 7.4(c). Anywhere Parent’s guaranty constitutes a guaranty of performance and payment when due and not of collection and is not conditional or contingent upon any attempt to obtain performance by or to collect from, or pursue or exhaust any rights or remedies against, the Anywhere Member or its Affiliates.
(v) If any of the Anywhere Member, the Anywhere Parent, or any of their respective Affiliates or the Company fails to consummate the Mandatory Redemption pursuant to the terms of this Section 7.4, then such parties shall be liable for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the TRG Member in connection with any action or Proceeding to enforce the TRG Member’s rights under this Section 7.4(c). The remedies provided in this Section 7.4(c) are non-exclusive and the TRG Member shall be entitled to any other remedies available at law or in equity upon any breach of any of the provisions in this Section 7.4(c).
(d)Closing. The TRG Call Option Closing, Anywhere Call Option Closing or Mandatory Redemption Closing, as applicable, shall occur at 5:00 p.m., local time, New York City, New York, on the first Business Day following the date that is 60 days following the date of the TRG Call Option Notice, Anywhere Call Option Notice or Mandatory Redemption Date, as applicable; provided that, in the event that (i) the Company EBITDA and the TitleOne EBITDA have not been finally determined pursuant to Section 7.4(f) prior to the expiration of such 60-day period, such 60-day period shall be extended until 5:00 p.m., local time, New York City, New York, on the fifth Business Day after such amounts are finally determined pursuant to Section 7.4(f), or (ii) any regulatory approvals or clearances are required to permit the consummation of any transaction contemplated by this Section 7.4, including, but not limited to, regulatory approvals and clearances under applicable antitrust law, such 60-day period shall be extended until 5:00 p.m., local time, New York City, New York, on the fifth Business Day after all such approvals and clearances have been received, but in each case of clauses (i) and (ii) of this proviso, in no event later than one year following the delivery of the TRG Call Option Notice (the “TRG Call Option Outside Date”) or the Anywhere Call Option Notice (the “Anywhere Call Option Outside Date”) or the Mandatory Redemption Date (the “Mandatory Redemption Outside Date”), as applicable. The place for the TRG Call Option Closing, Anywhere Call Option Closing or Mandatory Redemption Closing, as applicable, shall be the principal office of the Company or at such other place as the parties thereto shall mutually agree. At the TRG Call Option Closing, Anywhere Call Option Closing or Mandatory Redemption Closing, the Members purchasing Units shall pay, or cause to be paid, to the Members selling Units an amount in cash equal to the TRG Call Option Unit Price per each Unit to be sold under the TRG Call Option, Anywhere Call Option Unit Price per each Unit to be sold under the Anywhere Call Option or Mandatory Redemption Unit Price per each Unit to be sold under the Mandatory Redemption, as applicable, by wire transfer or immediately available funds.
(e)Support. In connection with any Put/Call Transaction, each Member shall take or cause to be taken all actions reasonably requested by each other Member in order to expeditiously consummate the applicable Put/Call Transaction, including executing, acknowledging and delivering a customary sale and purchase agreement, transfer agreement, and other documents or instruments as may be reasonably requested and otherwise cooperating with any reasonable request made by the other Members. Each Member purchasing or selling Units pursuant to a Put/Call Transaction shall: (i) make such customary representations and warranties, including as to due organization and good standing, corporate power and authority, due approval, no conflicts, ownership free and clear of any liens, transfer of the applicable Units and no brokers or other finders fees; and (ii) bear all costs incurred on its own behalf in connection with any Put/Call Transaction.

(f)EBITDA Calculation. Within 30 days following the delivery of a ROFR Notice, TRG Call Option Notice or Anywhere Call Option Notice or the Mandatory Redemption Date, as applicable, the Board and the Board of Managers of Over Under Title LLC shall deliver to the TRG Member a proposed calculation of the Company EBITDA and the TitleOne EBITDA, as applicable, which shall be determined by the Board and the Board of Managers of Over Under Title LLC, as applicable, in good faith using the same valuation methodologies and accounting principles, practices, procedures, policies and methods used in the determination of the purchase price under the TRG Company Subscription Agreement and TRG TitleOne Subscription Agreement, as applicable (the “Valuation Methodologies”), together with such reasonable documentation (including supporting calculations and schedules) used by the Board and the Board of Managers of Over Under Title LLC in connection with the preparation of such calculations. Unless the TRG Member has delivered to the Board a written objection to, and alternative calculation of, such proposed Company EBITDA and TitleOne EBITDA within 15 days after delivery thereof (an “Objection Notice”), the Company EBITDA and the TitleOne EBITDA proposed by the Board and the Board of Managers of Over Under Title LLC shall be final and binding on the Members. During such 15-day period, the TRG Member and/or its accountants shall have reasonable access to the books and records of the Company and Over Under Title LLC and other documentation relating to the calculations of the Company EBITDA and the TitleOne EBITDA as the TRG Member may reasonably request and to the extent not unreasonably interfering with the business of the Company or of Over Under Title LLC. If the TRG Member delivers an Objection Notice within such 15-day period, the Anywhere Member and the TRG Member shall negotiate in good faith to resolve such objections within twenty (20) days after the delivery of the Objection Notice (the “Resolution Period”). If the Anywhere Member and the TRG Member are unable to resolve all such disagreements on or before the expiration of the Resolution Period, the TRG Member and the Anywhere Member shall promptly retain and enter into an engagement letter with the Appraiser within ten (10) days following the expiration of the Resolution Period to resolve all such disagreements, who shall adjudicate only those items still in dispute. The Appraiser shall offer the TRG Member and the Anywhere Member the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Appraiser, if at all, no later than ten (10) Business Days after the date the Appraiser was retained to resolve the disputed matters. The Appraiser’s determination will be based in accordance with the Valuation Methodologies and the guidelines and procedures set forth in this Agreement. Neither the TRG Member (or any of its Affiliates or representatives), nor the Anywhere Member (or any of its Affiliates or representatives, including the Company) will engage in any ex parte communications with the Appraiser. The Appraiser shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within thirty (30) days following the referral of the disputed matters to the Appraiser. In preparing its report, the Appraiser’s determination as to such items still in dispute shall not be more beneficial to the TRG Member or the Anywhere Member than the determination of that item in the Objection Notice or proposed calculations delivered to the TRG Member by the Board and the Board of Managers of Over Under Title LLC (as applicable). The Anywhere Member and the TRG Member shall cooperate in good faith with the Appraiser in connection with the determination of the Company EBITDA and the TitleOne EBITDA and provide all such data and information as may be reasonably requested by the Appraiser in connection therewith. The determination of the Appraiser shall be made within thirty (30) days following the referral of the disputed matters to the Appraiser, and absent any manifest error or fraud, such determination shall be final and binding on the parties. The Appraiser will act as an expert and not an arbitrator and will determine only those unresolved disputed items that have been submitted to the Appraiser by the parties. Any retainer and fees, costs and expenses of the Appraiser shall be borne by the TRG Member and the Company in inverse proportion to the relative amounts of the disputed amount determined to be for the account the TRG Member and the Company, respectively.

(g)Non-Transferability of Rights; Applicability to Affiliates and Transferees. The rights provided for in this Section 7.4 are personal to each Member to which such rights have been granted and may not be Transferred (including through a Deemed Transfer) by any such Member to any Person other than to an Affiliate of such Member; provided, that any Transferee of the Units of such Member shall be subject to all obligations of such Member hereunder. For clarity, the rights and obligations of the TRG Member and the Anywhere Member under this Section 7.4 shall apply in all respects to (i) in respect of the TRG Member, any Affiliate of the TRG Member that exercises the TRG Call Option or the ROFR or owns Units at the time of delivery of the Anywhere Call Option Notice or the Mandatory Redemption, as applicable, (ii) in respect of the Anywhere Member, any Affiliate of the Anywhere Member that exercises the Anywhere Call Option or owns Units at the time of delivery of the TRG Call Option Notice or the Mandatory Redemption, as applicable, (iii) any other Member (other than the TRG Member or the Anywhere Member or any of their respective Affiliates) that owns Units at the time of delivery of the TRG Call Option Notice, and (iv) any Transferee of the TRG Member or any of its Affiliates at the time of delivery of the Anywhere Call Option Notice. No assignment by the Anywhere Member shall limit or relieve the Anywhere Member’s or its Affiliates’ obligation to pay the Mandatory Redemption Price and consummate the Mandatory Redemption Closing when required pursuant to this Section 7.4, or the obligations of the Anywhere Parent under Section 7.4(c)(iv).
Section 7.5.Conditions to Transfers; Continued Applicability of Agreement.
(a)Joinder. As a condition to any Transfer permitted under this ARTICLE VII, including any Transfer of Units by the Anywhere Member to any of its Affiliates, or any Transfer of Units by the TRG Member to any of its Affiliates, any Transferee of Units shall be required to become a party to this Agreement by executing (together with such Person’s spouse, if applicable) a Joinder Agreement pursuant to which such Transferee agrees to be bound by the terms and obligations of this Agreement as a Member, including the terms and obligations set forth in Section 7.2 and Section 7.4 herein. If any Person acquires Units from a Member in a Transfer, notwithstanding such Person’s failure to execute a Joinder Agreement in accordance with the preceding sentence (whether such Transfer resulted by operation of law or otherwise), such Person and such Units shall be subject to this Agreement as if such Units were still held by the Transferor. Each of the Anywhere Member and the TRG Member hereby acknowledges and agrees that no Transfer of Units to any of their respective Affiliates under this ARTICLE VII shall release the Anywhere Member or the TRG Member, as applicable, from any of its duties or obligations hereunder.
(b)Securities Laws Compliance. No Units may be Transferred by a Person, unless the Transferor first delivers to the Company, at the Transferee’s sole cost and expense, evidence reasonably satisfactory to the Company (such as an opinion of counsel) to the effect that such Transfer is not required to be registered under the Securities Act; provided that the Company, with the approval of the Board, may waive any requirement to deliver a legal opinion under this provision.
ARTICLE VIII.

CERTAIN REMEDIES
Section 8.1.No Partition. Each Member hereby irrevocably waives any and all rights that it may have to maintain any action for partition of the Company’s property. All assets of the Company shall be owned by the Company, subject to the terms and provisions of this Agreement. Title to the assets of the Company shall be held by the Company in the Company’s name.

Section 8.2.Litigation Without Termination. Each Member shall be entitled to maintain, on its own behalf or on behalf of the Company, any action or proceeding against any other Member or the Company (including, without limitation, any action for damages, specific performance, or declaratory relief) for or by reason of the breach by such party of this Agreement or any other agreement entered into in connection with this Agreement, notwithstanding the fact that any or all of the parties to such proceeding may then be Members in the Company, and without dissolving the Company as a limited liability company.
Section 8.3.Cumulative Remedies. No remedy conferred upon the Company or any Member pursuant to this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, or by statute (subject, however, to the limitations expressly herein set forth).
Section 8.4.No Waiver. No waiver by a Member or the Company of any breach of this Agreement shall be deemed to be a waiver of any other breach of any kind or nature, and no acceptance of payment or performance by a Member or the Company after any such breach shall be deemed to be a waiver of any breach of this Agreement, whether or not such Member or the Company knows of such breach at the time it accepts such payment or performance. Subject to any applicable statutes of limitation and any provisions in this Agreement to the contrary, no failure or delay on the part of a Member or the Company to exercise any right it may have under this Agreement shall prevent the exercise thereof by such Member or the Company, and no such failure or delay shall operate as a waiver of any breach of, or default under, this Agreement.
ARTICLE IX.

DISSOLUTION OF COMPANY
Section 9.1.Events Giving Rise to Dissolution. No act, thing, occurrence, event, or circumstance shall cause or result in the dissolution of the Company, except that the happening of any one of the following events shall cause and result in an immediate dissolution of the Company (each, a “Liquidation Event”):
(a)The approval by the Board and, to the extent required pursuant to Section 5.11(d), the TRG Member to dissolve the Company;
(b)The voluntary or involuntary dissolution of all Members; or
(c)Any other event that, under the Delaware Act, requires the Company’s dissolution, except that the Company shall not be terminated or the Company’s affairs wound up if the Board elects to continue the Company and its business within ninety (90) days after the occurrence of said event. If the Board so elects to continue the Company, the business of the Company shall be continued, if necessary, in a reconstituted form as the successor to the Company upon the same terms as set forth in this Agreement.
Without limitation on the other provisions hereof, neither the assignment of all or any Units permitted hereunder nor the admission of a Substitute Member shall cause and result in the dissolution of the Company. Except as otherwise provided in this Agreement, each Member agrees that such Member may not withdraw from or cause a voluntary dissolution of the Company, other than pursuant to the matters set forth in clauses (a) through (c) above.
Section 9.2.Procedure.
(a)Upon the dissolution of the Company, the Board, or a Person approved by the Managers, shall wind up the affairs of the Company. The Members shall continue to receive allocations of Net Profit and Net Loss and distributions of Available Cash during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Board or, if a Person is designated to wind up the affairs of the Company in accordance with this Section 9.2(a), subject to the prior written approval of the Board, such Person shall determine in good faith the time, manner, and terms of any sale or sales of the Company property pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions.
(b)Following the payment of all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the Board (or such other Person approved by the Board to wind up the affairs of the Company) to set up such cash reserves as and for so long as it may deem reasonably necessary in good faith for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds of the Company shall be distributed in accordance with Section 4.1(b). Any reserves referred to in this Section 9.2(b) shall be released and distributed as soon as practicable after the date that corresponding liabilities reserved against are satisfied, discharged, or otherwise terminated.
(c)Within a reasonable time following the completion of the liquidation of the Company property, the Board (or such other Person approved by the Board to wind up the affairs of the Company) shall supply to each of the Members a statement, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation and each Member’s portion of distributions pursuant to this Section 9.2.
(d)Each Member shall look solely to the assets of the Company for all distributions that such Member may be entitled to under this Agreement, including the return of such Member’s Capital Contributions thereto and share of profits or losses thereof, and shall have no recourse therefor (in the event of any deficit in a Member’s Capital Account or otherwise) against any other Member; provided that nothing herein contained shall relieve any Member of such Member’s obligation to make the Capital Contributions herein provided or to pay any liability or indebtedness of such Member owing to the Company or the other Members, and the Company and the Members shall be entitled at all times to enforce such obligations of such Member. No Member shall have any right to demand or receive property, other than cash upon dissolution and termination of the Company.
(e)Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Board (or such other Person approved by the Board to wind up the affairs of the Company) shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.
(f)Notwithstanding the foregoing, any Person approved by the Board to wind up the affairs of the Company shall consult with and seek the advice of the Board and their representatives in connection with the winding up of the affairs of the Company pursuant to this ARTICLE IX.

ARTICLE X.

REPRESENTATIONS, WARRANTIES, AND COVENANTS
Section 10.1.Representations and Warranties.
(a)Each Member represents and warrants to the Company and to the other Members as follows:
(i)It is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.
(ii)This Agreement constitutes the legal, valid, and binding obligation of the Member enforceable in accordance with its terms.
(iii)No consents or approvals are required from any governmental authority or other person or entity for the Member to enter into this Agreement or to become a Member or hold equity in the Company. All limited liability company, corporate, or partnership action on the part of the Member necessary for the authorization, execution, and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.
(iv)The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any material agreement or instrument by which it or its properties are bound or any law, rule, regulation, order, or decree to which it or its properties are subject.
(v)It understands that (A) an investment in the Company involves substantial and a high degree of risk, (B) it must bear the economic risk of its investment in the Company for an indefinite period of time, since its Units have not been registered for sale under the Securities Act and, therefore, cannot be sold or otherwise Transferred, unless subsequently registered under the Securities Act or an exemption from such registration is available, and such Units cannot be sold or otherwise Transferred, unless registered under applicable state securities or blue sky laws or an exemption from such registration is available, (C) there is no established market for the Units and no public market is expected to develop, and (D) it (or its principals or representatives, as applicable) have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company. It further understands that there is no assurance that any exemption from the Securities Act (or any applicable state securities law) will be available or, if available, that such exemption will allow it to transfer any or all of the Units in the amounts or at the time it might propose.
(vi)All Capital Contributions and other moneys invested in the Company by the Members are not and will not be, and are not and will not be derived from, “plan assets”, within the meaning of 29 C.F.R. 2510.3-101 (as modified by Section 3(42) of ERISA).
(vii)It is in compliance in all material respects with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders, and government guidance, including the reporting, record keeping, and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other authorizing statutes, executive orders, and regulations administered by OFAC, and related Securities and Exchange Commission, SRO, or other agency rules and regulations, and has policies, procedures, internal controls, and systems that are reasonably designed to ensure such compliance.
(viii)To the best knowledge of such Member, none of: (A) such Member, any Affiliate of such Member, or any Person Controlled by such Member; (B) any Person who owns a Controlling interest in or otherwise Controls such Member; (C) if such Member is a privately held entity, any Person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in such Member; or (D) any Person for whom such Member is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List, or is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.
(ix)As a condition of any Transfer of any of its direct or indirect interest in the Company, the Board has the right to require full compliance with these representations, warranties, and covenants, to the satisfaction of the Board, with respect to any transferee and any Person who owns or otherwise Controls the transferee.
Section 10.2.Confidentiality. No Member shall disclose the terms of this Agreement or any confidential or proprietary information relating to the Company and its Subsidiaries (other than information generally known to the public not as a result of such disclosing Member or any of its disclosee’s breach of the confidentiality obligations with respect thereto, “Company Confidential Information”), except (a) to its Affiliates, officers, partners, members, employees, agents, attorneys, accountants, and other advisors (an “Advisor”) who agree to maintain the confidentiality of the provisions of this Agreement and the Company Confidential Information, (b) to the extent required by law, regulation, rule of any stock exchange or judicial or administrative process or by any regulatory or SRO having jurisdiction over such Member (provided, that to the extent legally permissible and reasonably practicable, the Member seeking to make any such disclosure shall first notify the Company and give the Company a reasonable opportunity to review and comment on such disclosure), (c) to bona fide prospective assignees of Units who agree to maintain the confidentiality of the provisions of this Agreement and the Company Confidential Information, or (d) to any lender who agrees to maintain the confidentiality of the provisions of this Agreement and the Company Confidential Information. If and to the extent any Member discloses the terms of this Agreement to an Advisor as permitted by the previous sentence, such Member shall advise such Advisor of the confidential nature of the disclosed information and that such disclosed information may only be used for the purposes of advising such Member in connection with the transactions contemplated herein and not for any other purpose.
ARTICLE XI.

MISCELLANEOUS
Section 11.1.Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof. This Agreement supersedes any prior agreement or understanding between the parties with respect to the subject matter hereof.
Section 11.2.Amendments. Subject to Section 5.11(a), the terms and provisions of this Agreement may be modified or amended at any time and from time to time upon the written consent of the Majority Holders; provided, however, that, notwithstanding the foregoing, (a) the Board may modify or amend this Agreement as set forth in Section 2.1 and Section 3.1 without the consent of any Member or any other Person; and (b) the provisions of Section 1.8, Section 2.2(a), Section 2.6, Section 3.3, ARTICLE IV, Sections 5.1(a) – (d), (h) and (j), Section 5.3(c), Section 5.11, Section 5.12, Section 5.13, Section 5.14, Section 7.1, Section 7.2, Section 7.3, Section 7.4 and this Section 11.2 (and the definitions used therein) shall not be amended, waived, discharged or terminated without the written consent of the TRG Member.
Section 11.3.Governing Law; Venue.
(a)This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions.
(b)Each Member consents to the jurisdiction of any Federal or State Court within the State of Delaware having proper venue for actions to enforce the terms and provisions of this Agreement and also consent to service of process by any means authorized by Delaware or Federal law.
Section 11.4.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors, and permitted assigns.
Section 11.5.Captions. Captions contained in this Agreement in no way define, limit, or extend the scope or intent of this Agreement.
Section 11.6.Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to other Persons or circumstances, shall not be affected thereby.
Section 11.7.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.
Section 11.8.Deficit Restoration. Notwithstanding any other provision of this Agreement to the contrary, upon liquidation of a Member’s Units (whether or not in connection with a liquidation of the Company), no Member shall have any liability to restore any deficit in its Capital Account. In addition, no allocation to any Member of any loss, whether attributable to depreciation or otherwise, shall create any asset of or obligation to the Company, even if such allocation reduces a Member’s Capital Account or creates or increases a deficit in such Member’s Capital Account. It is also the intent of the Members that no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company. The provisions regarding the ability of the Members to make contributions pursuant to ARTICLE III is for the exclusive benefit of the Company and not of any creditor of the Company, and no such creditor is intended as a third-party beneficiary of this Agreement and no such creditor will have any rights hereunder, including, but without limitation, the right to enforce any Capital Contribution or other obligations of the Members.
Section 11.9.Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS

AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY.
[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.
COMPANY:

DOUBLE BARREL TITLE LLC

By: /s/ Donald J. Casey
Name: Donald J. Casey
Title:      Chief Executive Officer

MEMBERS:

(PREFERRED UNIT HOLDERS)

TRG MEMBER:

RE CLOSING BUYER CORP.

By: /s/ Scott McCall
Name: Scott McCall
Title:      President and Chief Executive Officer

(COMMON UNIT HOLDERS)

ANYWHERE MEMBER:

SECURED LAND TRANSFERS LLC

By: /s/ Donald J. Casey
Name: Donald J. Casey
Title:      Chief Executive Officer and President,
National Coordination Alliance

[SIGNATURE PAGE TO AMENDED AND RESTATED LLC AGREEMENT OF DOUBLE BARREL TITLE LLC]

ANYWHERE PARENT:

Solely for purposes of Section 7.4(c):

ANYWHERE REAL ESTATE GROUP LLC

By: /s/ Charlotte C. Simonelli
Name: Charlotte C. Simonelli
Title:      Executive Vice President,
Chief Financial Officer and Treasurer

[SIGNATURE PAGE TO AMENDED AND RESTATED LLC AGREEMENT OF DOUBLE BARREL TITLE LLC]

EXHIBIT A

DEFINITIONS
“Additional Interest” has the meaning set forth in Section 7.4(c)(iii) of this Agreement
“Additional Member” means any Person admitted as a member of the Company pursuant to Section 2.5 in connection with the issuance of a new Membership Interest to such Person after the Effective Date.
“Advisor” has the meaning set forth in Section 10.2 of this Agreement.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“AIS” means Anywhere Integrated Services LLC, a Delaware limited liability company.
“Anywhere Affiliate Agreement” means (i) the Anywhere Services Agreement, the Assignment and Assumption Agreement, and that certain Intellectual Property Assignment Agreement, dated as of April 1, 2025, by and between the Company and the Anywhere Member, and (ii) any transaction, agreement, contract or understanding (whether oral or written) among the Company or any of its Subsidiaries, on the one hand, and the Anywhere Member or any of its Affiliates (other than the Company or any of its Subsidiaries), or any of its and their respective officers, directors, managers, employees, members or stockholders, on the other hand.
“Anywhere Call Option Closing” means the consummation of the transactions contemplated by the Anywhere Call Option Notice.
“Anywhere Call Option Unit Price” means an amount equal to (a) with respect to any Unit issued and outstanding as of the Effective Date, the Company Unit Price, plus cumulative compounding accrued and unpaid distributions accruing at a rate of 6% per annum, compounding and accruing on an annual basis during the period from the Effective Date and through the date of the Anywhere Call Option Closing, or (b) with respect to any Unit issued following the Effective Date, the price paid by the applicable Member to acquire such Unit from the Company, plus cumulative compounding accrued and unpaid distributions accruing at a rate of 6% per annum, compounding and accruing on an annual basis during the period from the date such Unit was issued and through the date of the Anywhere Call Option Closing, in each case of clauses (a) and (b), subject to appropriate adjustment in the event of any unit dividend, unit split, combination or other similar recapitalization. For the avoidance of doubt, the calculation of the Anywhere Call Option Unit Price shall be reduced by the amount of any distributions or indemnifiable Losses (as defined in the TRG Company Subscription Agreement) actually paid to the TRG Member prior to the Anywhere Call Option Closing (but net of any fees, costs or
1

expenses actually paid by the TRG Member to any third party in connection with such indemnifiable Losses).
“Anywhere Member” means Secured Land Transfers LLC, a Delaware limited liability company, together with its Affiliates that are or hereafter become party to this Agreement.
“Anywhere Services Agreement” means that certain Anywhere Services Agreement, dated as of the Effective Date, by and between the Company, AIS and certain affiliates of AIS.
“Appraiser” means an independent third-party valuation firm, as shall be agreed upon by the Anywhere Member and the TRG Member in writing.
“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, dated as of the Effective Date, by and between the Company and the Anywhere Member.
“Available Cash” means all cash funds of the Company on hand from time to time after: (a) payment of all Company Costs and Expenses that are due and payable as of such date; (b) provision for the payment of all Company Costs and Expenses that the Company is obligated to pay within ninety (90) days of such date; and (c) provision for Reserve Additions.
“Board” means the board of managers of the Company who manage the business and affairs of the Company.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the Government of the United States, the State of Delaware, or the State of New York shall not be regarded as a Business Day.
“Capital Account” has the meaning set forth in Exhibit B hereto.
“Capital Contribution” means all of the initial Capital Contributions and all of the additional capital contributions of the Members made under this Agreement.
“Cash Consideration” has the meaning as set forth in Section 7.2(b) of this Agreement.
“Cash Election” has the meaning as set forth in Section 7.2(b) of this Agreement.
“Certificate of Formation” has the meaning set forth in the recitals to this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.
“Common Units” has the meaning set forth in Section 2.2(b) of this Agreement.
“Company” has the meaning set forth in Section 1.1 of this Agreement.
2

“Company Costs and Expenses” means all of the expenditures of any kind made or to be made with respect to the operations of the Company and its Subsidiaries, including, without limitation, operating expenses, capital improvement costs, investments made in accordance with Section 5.14, taxes, and assessments, the funding of Reserve Additions, the costs and expenses of maintaining and renewing any licenses and debt service.
“Company EBITDA” means, as of the applicable date of determination, earnings before interest, taxes, depreciation and amortization of the Company, as determined in accordance with Section 7.4(f) of this Agreement.
“Company Unit Price” means a dollar amount equal to the quotient of (a) the product of (i) the Initial Value, multiplied by (ii) a percentage (expressed as a decimal) equal to (x) Company EBITDA as of the date of the TRG Call Option Closing, Anywhere Call Option Closing or Mandatory Redemption Closing, as applicable, divided by (y) the sum of the Company EBITDA and TitleOne EBITDA, in each case, as of the date of TRG Call Option Closing, Anywhere Call Option Closing or Mandatory Redemption Closing, as applicable, divided by (b) the number of Units held by the Anywhere Member and the TRG Member as of the Effective Date.
“Control” means the possession, directly or indirectly, or the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract, or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.
“Controlling Members” means the Members who Control the Company.
“Deemed Transfer” has the meaning set forth in Section 7.1(c) of this Agreement.
“Delaware Act” means the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor to such Act.
“Distributable Property” has the meaning set forth in Section 4.1(a) of this Agreement.
“Effective Date” means the date of this Agreement.
“Entity” means any Person other than a natural person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Exempted Units” means any (a) New Securities issued, sold, or otherwise Transferred in connection with a Public Offering, (b) New Securities distributed or set aside ratably to all
3

Members pro rata based on their respective Units, including any distribution issued for no consideration to all Unit holders or any split of Units, (c) New Securities issued, sold, or otherwise transferred to third-party sellers as consideration in connection with the Company’s or any Subsidiary’s bona fide acquisition of all or substantially all of another Person or another Person’s line of business or division, or all or substantially all of a Person’s assets, in any case, by merger, consolidation, stock purchase, asset purchase, recapitalization, or other reorganization, and such transaction has been duly approved by the Board pursuant to Section 5.1(d) and, to the extent required under this Agreement, the Members (or a particular Member), (d) any New Securities issued, sold, or otherwise Transferred to any lender (including the Members and their Affiliates) in connection with any loan or commitment to loan made by such lender to the Company or any Subsidiary thereof, (e) New Securities issued to any direct or indirect wholly-owned Subsidiary of the Company or to the Company by any direct or indirect wholly-owned Subsidiary of the Company, or (f) New Securities issued upon the conversion or exchange of convertible securities (including upon the conversion of any Preferred Unit).
“Fiscal Year” means the twelve (12) month period ending December 31 of each year; provided that the initial Fiscal Year is the period that begins on June 27, 2024 and ends on December 31, 2024, and the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed. To the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the initial and final Fiscal Years to reflect that such periods are less than full calendar-year periods.
“GAAP” means the U.S. generally accepted accounting principles, consistently applied.
“Indemnified Person” has the meaning set forth in Section 5.6 of this Agreement.
“Initial Value” means $188,000,000.
“Investor Member” means a holder of Preferred Units or Common Units and any other Member designated as an “Investor Member” by the Board.
“IRS” means the U.S. Internal Revenue Service.
“Joinder Agreement” means an agreement in form approved by the Board and pursuant to which a Person agrees to be bound by the terms of this Agreement and agrees that any Units held thereby shall be bound by the terms of this Agreement.
“Liquidation Event” has the meaning set forth in Section 9.1 of this Agreement.
“Majority Holders” means Members who, among them, hold of record Units then outstanding that carry a majority of the voting power of all Voting Units then outstanding.
“Managers” means the members of the Board.
4

“Mandatory Redemption Closing” means the consummation of the transactions contemplated by Section 7.4(c) of this Agreement.
“Mandatory Redemption Price” means an amount equal to the sum of (a) with respect to any Units issued and outstanding as of the Effective Date, the product of (i) the Mandatory Redemption Unit Price with respect to such Units and (ii) the aggregate number of such Units held by the TRG Member or any of its Affiliates, and (b) with respect to any Units issued following the Effective Date, the product of (i) the Mandatory Redemption Unit Price with respect to such Units and (ii) the aggregate number of such Units held by the TRG Member or any of its Affiliates, in each case, subject to appropriate adjustment in the event of any unit dividend, unit split, combination or other similar recapitalization.
“Mandatory Redemption Unit Price” means an amount equal to (a) with respect to any Unit issued and outstanding as of the Effective Date, the Company Unit Price, plus cumulative compounding accrued and unpaid distributions accruing at a rate of 6% per annum, compounding and accruing on an annual basis during the period from the Effective Date and through the date of the Mandatory Redemption Closing, or (b) with respect to any Unit issued following the Effective Date, the price paid by the applicable Member to acquire such Unit from the Company, plus cumulative compounding accrued and unpaid distributions accruing at a rate of 6% per annum, compounding and accruing on an annual basis during the period from the date such Unit was issued and through the date of the Mandatory Redemption Closing, in each case of clauses (a) and (b), subject to appropriate adjustment in the event of any unit dividend, unit split, combination or other similar recapitalization. For the avoidance of doubt, the calculation of the Mandatory Redemption Unit Price shall exclude the amount of any distributions or indemnifiable Losses actually paid to the TRG Member prior to the date of the Mandatory Redemption Closing.
“Member Indemnitors” has the meaning set forth in Section 5.10(b) of this Agreement.
“Members” means any Person (a) executing this Agreement as of the Effective Date or (b) is hereafter admitted to the Company as an Additional Member or Substitute Member as provided in this Agreement; provided that the term Member shall not include any Person who has ceased to be a Member in the Company as provided in this Agreement.
“Membership Interest” means the interest of a Member, in its capacity as such, in the Company, including rights to distributions (liquidating or otherwise), allocations, and information, all other rights, benefits, and privileges enjoyed by that Member (under the Delaware Act, the Certificate of Formation, this Agreement, or otherwise), in its capacity as a Member, all other rights otherwise to participate in the management of the Company; and all obligations, duties, and liabilities imposed on that Member (under the Delaware Act, the Certificate of Formation, this Agreement, or otherwise) in its capacity as a Member.
“Net Profit” and “Net Loss” have the meaning set forth in Exhibit B hereto.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
5

“OFAC List” means any list of prohibited countries, individuals, organizations, and entities that is administered or maintained by OFAC, including: (a) Section 1(b), (c), or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), any related enabling legislation or any other similar executive orders, (b) the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order, or regulation, or (c) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.
“Officers” has the meaning set forth in Section 5.4 of this Agreement.
“Original LLC Agreement” has the meaning set forth in the recitals to this Agreement.
“Person” means an individual, corporation, partnership, limited liability company, trust, estate, unincorporated organization, association, or other legally recognized entity.
“Preferred Units” has the meaning set forth in Section 2.2(a) of this Agreement.
“Prime Rate” means the rate from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates).
“Proceeding” has the meaning as set forth in Section 5.7 of this Agreement.
“Public Offering” means any primary or secondary public offering of equity securities of the Company for the account of the Company pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement filed in connection with a transaction of the type described in Rule 145 under the Securities Act or for the purpose of issuing securities pursuant to an employee benefit plan.
“Put/Call Transaction” shall mean the TRG Call Option, Anywhere Call Option or the Mandatory Redemption, as applicable.
“Renounced Business Opportunity” has the meaning set forth in Section 5.5(b) of this Agreement.
“Reserve Additions” means, for the applicable period, all reserves reasonably established by the Board from time to time during such period for future Company Costs and Expenses.
“Sale Transaction” means any transaction or series of related transactions (whether such transaction occurs by a sale or exchange of assets, sale or exchange of Units or other Company interests, merger, conversion, recapitalization, other business combination, or indirect sale of Units) that, after giving effect thereto, results in (a) all or substantially all of the assets of the
6

Company or its Subsidiaries being transferred to a Person that is not majority-owned by the record holders of the Units immediately prior to such transaction or Affiliates thereof or (b) the Company no longer being majority-owned by the record holders of the Units immediately prior to such transaction or their Affiliates.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“SRO” means a self-regulatory organization.
“Subsidiary” has the meaning set forth in Section 1.6 of this Agreement.
“Substitute Member” means any Person admitted as a member of the Company pursuant to Section 2.5 in connection with the Transfer of a then-existing Unit to such Person after the Effective Date.
“Third-Party Indemnitor” means, with respect to each Indemnified Person, any Person (other than the Company or a Subsidiary thereof) that indemnifies or provides expense advancement or reimbursement to such Indemnified Person with respect to a loss that such Indemnified Person also has indemnification and/or expense reimbursement and/or advancement rights under ARTICLE V of this Agreement.
“TitleOne EBITDA” means, as of the applicable date of determination, earnings before interest, taxes, depreciation and amortization of Over Under Title LLC, as determined in accordance with Section 7.4(f) of this Agreement.
“Transfer” means any sale, assignment, transfer, pledge, encumbrance, or hypothecation, directly or indirectly, at any tier or level of ownership (other than any sale, assignment, transfer, pledge, encumbrance or hypothecation of any securities that are publicly traded on any national securities exchange). The terms “Transferred”, “Transferring”, “Transferor”, “Transferee” and “Transferable” have meanings correlative to the foregoing.
“TRG Call Option Closing” means the consummation of the transactions contemplated by the TRG Call Option Notice.
“TRG Call Option Unit Price” means an amount equal to (a) with respect to any Unit issued and outstanding as of the Effective Date, Company Unit Price, or (b) with respect to any Unit issued following the Effective Date, the price paid by the applicable Member to acquire such Unit from the Company, in each case, subject to appropriate adjustment in the event of any unit dividend, unit split, combination or other similar recapitalization.
“TRG Call Option Withdrawal Notice” has the meaning set forth in Section 7.4(a) of this Agreement.
7

“TRG Company Subscription Agreement” means that certain Subscription Agreement, dated as of April 1, 2025, by and among the TRG Member, the Company and the other parties signatories thereto.
“TRG Designee” has the meaning set forth in Section 5.1(a)(i) of this Agreement.
“TRG Member” means RE Closing Buyer Corp., together with its Affiliates that are or hereafter become party to this Agreement.
“TRG TitleOne Subscription Agreement” means that certain Subscription Agreement, dated as of April 1, 2025, by and among the TRG Member and Over Under Title LLC, a Delaware limited liability company, and the other parties signatories thereto.
“Unit” has the meaning set forth in Section 2.1 of this Agreement.
“Voting Units” means all Units, other than any class or series of Units that is designated by the Board as non-voting.
8

EXHIBIT B

CERTAIN TAX AND ACCOUNTING MATTERS
Article I.
TAX ANNEX; INTERPRETATION
Section 1.1.Partnership Agreement. This annex to the Agreement (the “Tax Annex”) shall be considered part of the Agreement for all purposes and, for U.S. federal income tax purposes, shall be treated as part of the Agreement as described in Internal Revenue Code of 1986, as amended (the “Code”) section 761(c) and Treas. Reg. §§ 1.704-1(b)(2)(ii)(h) and 1.761-1(c).
Section 1.2.Interpretation. Except as otherwise specified or required by context, references to “Sections” in this Tax Annex are to sections of this Tax Annex. Terms that are capitalized but not defined in this Tax Annex have the meanings given to them in the Agreement. Except as otherwise specified or required by context, if a capitalized term is defined in both the Agreement and this Tax Annex, the definition in this Tax Annex shall control.
Article II.
TAX-RELATED GOVERNANCE MATTERS
Section 2.1.Tax Actions. Except as otherwise provided in this Tax Annex, all Tax Actions shall be made, taken, or determined by the Board in its sole discretion in accordance with this Article II.
Section 2.2.No Independent Actions or Inconsistent Positions. Except as required by applicable law or previously authorized in writing by the Company (which authorization may be withheld in the sole discretion of the Company) no Member shall (i) independently act with respect to tax matters, including, but not limited to, audits, litigation, and controversies, in each case affecting or arising from the Company, including with respect to the procedures described in Code section 6225(c), or (ii) treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s tax return and/or the Schedule K-1 (or other written information statement) provided to such Member by or on behalf of the Company.
Section 2.3.United States Person. Each Member represents and covenants that, for U.S. federal income tax purposes, it is and will at all times remain (a) a “United States person” within the meaning of Code section 7701 or (b) a disregarded entity the assets of which are treated as owned by a United States person under Treas. Reg. §§ 301.7701-1, 301.7701-2, and 301.7701-3.
Section 2.4.Other Tax Laws. The provisions of this Tax Annex with respect to U.S. federal income tax shall apply, mutatis mutandis, with respect to any similar provisions of state, local, or non-U.S. tax law as determined by the Company.

Article III.
ALLOCATIONS AND CAPITAL ACCOUNTS
Section 3.1.Allocations. Each Fiscal Year, after adjusting each Member’s Capital Account for all contributions and distributions with respect to such Fiscal Year and after giving effect to the allocations set forth in Section 3.2 for the Fiscal Year, Net Profits and Net Losses shall be allocated among the Members in a manner such that, after such allocations have been made, each Member’s Capital Account balance (which may be a positive, negative, or zero balance) will equal, as nearly as possible (proportionately), (a) the amount that would be distributed to each such Member, determined as if the Company were to (i) sell all of its assets for their Asset Values, (ii) satisfy all of its liabilities in accordance with their terms with the proceeds from such sale (limited, with respect to nonrecourse liabilities, to the Asset Values of the assets securing such liabilities), and (iii) distribute the remaining proceeds pursuant to the applicable provision of this Agreement, minus (b) the sum of (x) such Member’s share of the Company Minimum Gain and Member Nonrecourse Debt Minimum Gain and (y) the amount, if any (without duplication of any amount included under clause (x)), that such Member is obligated (or is deemed for U.S. tax purposes to be obligated) to contribute, in its capacity as a Member, to the capital of the Company as of the last day of such Fiscal Year.
Section 3.2.Priority Allocations.
(a)Minimum Gain Chargeback, Qualified Income Offset, and Stop Loss Provisions. Each of (i) the “minimum gain chargeback” provision of Treas. Reg. § 1.704-2(f), (ii) the “chargeback of partner nonrecourse debt minimum gain” provision of Treas. Reg. § 1.704-2(i)(4), (iii) the “qualified income offset” provision in Treas. Reg. § 1.704-1(b)(2)(ii)(d), and (iv) the requirement in the “flush language” immediately following Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3) that an allocation “not cause or increase a deficit balance” in a Member’s Capital Account is hereby incorporated by reference as a part of this Agreement. The Company shall make such allocations as are necessary to comply with those provisions and shall make any determinations with respect to such allocations (to the extent consistent with clauses (i) – (iv) of the preceding sentence).
(b)Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members as determined by the Company.
(c)Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss (within the meaning of Treas. Reg. § 1.752-2) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i)(l).
(d)Special Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Treas. Reg. §§ 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with their interests in the Company if Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made if Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) applies.
(e)Ameliorative Allocations. Any allocations made (as well as anticipated reversing or offsetting allocations to be made) pursuant to Section 3.2(a)-(d) shall be taken into account in computing subsequent allocations pursuant to this Agreement, so that the net amount for any item so allocated and all other items allocated to each Member pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each Member pursuant to the provisions of this Agreement if those allocations had not occurred.
Section 3.3.Other Allocation Rules.
(a)In General. Except as otherwise provided in this Section 3.3, for U.S. federal income tax purposes, each Company item of income, gain, loss, deduction, and credit (collectively, “Tax Items”) shall be allocated among the Members in the same manner as its correlative item of income, gain, loss, deduction, and credit (as calculated for purposes of allocating Net Profits or Net Losses, including items allocated under Section 3.2) is allocated pursuant to Section 3.1 and Section 3.2.
(b)Code Section 704(c) Allocations. Notwithstanding any provision of Section 3.3(a) to the contrary, in accordance with Code section 704(c)(1)(A) (and the principles of that section) and Treas. Reg. § 1.704-3, Tax Items with respect to any property contributed to the capital of the Company, or after Company property has been revalued under Treas. Reg. § 1.704-1(b)(2)(iv)(f) or (s), shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company property to the Company for U.S. federal income tax purposes and its value as so determined at the time of the contribution and/or revaluation of Company property. In making those allocations, the Company shall be permitted to use any methods and/or conventions permitted under Treas. Reg. § 1.704-3. Allocations pursuant to Section 3.3(a) and this Section 3.3(b) shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profit, loss, or other items, pursuant to any provision of this Agreement.
(c)Modification of Allocations. The allocations set forth in Section 3.1 and Section 3.2 are intended to comply with certain requirements of the Regulations. The Company shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Net Profits and Net Losses pursuant to this Agreement in order to comply with Code section 704 or applicable Regulations. If the Company reasonably determines an allocation, other than the allocations that otherwise would be made pursuant to this Tax Annex, would more appropriately reflect the Members’ interests in the Company, the Company may in its discretion make such more appropriate allocations.

(d)Allocations in Respect of Varying Interest. If any Member’s interest in the Company varies (within the meaning of Code section 706(d)) within a Fiscal Year, whether by reason of a Transfer of a Unit, redemption of a Unit by the Company, or otherwise, Net Profits and Net Losses for that Fiscal Year shall be allocated so as to take into account such varying interests in accordance with Code section 706(d) using the daily pro ration method and/or such other permissible method, methods, or conventions selected by the Company. Unless otherwise determined by the Company, in the case of a Transfer, the Company shall use the method, methods, or conventions selected by the Transferor to the extent such method, methods, or conventions comply with Code section 706.
Section 3.4.Capital Accounts. A separate Capital Account shall be established and maintained for each Member in accordance with Treas. Reg. § 1.704-1(b)(2)(iv). The Company may maintain Capital Account sub-accounts for different classes of Units, and any provisions of this Agreement pertaining to Capital Account maintenance shall apply, mutatis mutandis, to those sub-accounts.
Article IV.
TAX RETURNS; INFORMATION; AUDITS
Section 4.1.Company Tax Returns. The Company shall use reasonable best efforts to cause to be prepared and timely filed (taking into account available extensions) all federal, state, local, and non-U.S. tax returns of the Company for each year for which such returns are required to be filed and shall determine the appropriate treatment of each Tax Item of the Company and make all other determinations with respect to such tax returns.
Section 4.2.Schedules K-1. No later than thirty (30) days after the filing by the Company of the Company’s federal partnership tax return (IRS Form 1065), the Company shall provide to each Member a copy of Schedule K-1 to such Form 1065 reporting that Member’s allocable share of Net Profits, Net Losses, and other Tax Items for such Fiscal Year. In accordance with Rev. Proc. 2012-17 (the relevant provisions of which are incorporated by reference), the Member hereby consents to receive each Schedule K-1 in respect of the Member’s Interest in the Company through electronic delivery. This consent applies to each Schedule K-1 required to be furnished to the Member by the Company after this consent is given.
Section 4.3.Provision of Other Information
(a)Information to Be Provided by Company to Members. To the extent reasonably available to the Company, the Company shall provide the Members with the following information upon written request by a Member unless the Company determines that doing so could result in the waiver of any privilege or otherwise be harmful to the Company:
(i)IRS Correspondence. A photocopy of any material correspondence relating to the Company received from the IRS and a summary of the substance of any material conversation affecting the Company held with any representative of the IRS.

(ii)Other Relevant Tax Information. Any information relating to the Member’s Interests or tax position with respect to the Company to the extent the Company determines it is appropriate to provide such information to the Member including an estimate of the amounts to be included in the Member’s Schedule K-1.
(b)Information to Be Provided by Members to Company.
(i)Notice of Audit or Tax Examination. Each Member shall notify the Company within five (5) days after receipt of any notice regarding an audit or tax examination of the Company and upon any request for material information related to the Company by U.S. federal, state, local, or other tax authorities.
(ii)Other Relevant Tax Information. Each Member shall provide to the Company upon request tax basis information about assets contributed by it to the Company, such other tax information as is reasonably requested by the Company to allow the Company to prepare its financial reports or any tax returns, and such other information as the Company requests that is reasonably necessary to the Company.
Section 4.4.Member Tax Returns. Notwithstanding anything to the contrary in this Agreement or any right to information under the Act, with respect to any balance sheet, income statement or tax return of a Member or its Affiliates, none of the Company, the other Member, such other Member’s Affiliates or any of their respective Representatives, shall be entitled to review such balance sheet, income statement or tax return for any purpose, including in connection with any proceeding or other dispute (whether involving the Company, between the Members, or involving any other Persons). The Company may not require a Member to amend its tax returns without such Member’s consent.
Section 4.5.Tax Representative.
(a)Appointment and Replacement of Tax Representative.
(i)Tax Representative. The Company shall act as the Tax Representative unless it elects otherwise or is prohibited from doing so. If the Company does not or cannot act as the Tax Representative, the Company shall designate another Person to act as the Tax Representative and may remove, replace, or revoke the designation of that Person, or require that Person to resign.
(ii)Designated Individual. If the Tax Representative is not an individual, the Company shall appoint a “designated individual” for each taxable year (as described in Treas. Reg. § 301.6223-1(b)(3)(ii)) (a “Designated Individual”).
(iii)Approval by Members. Each Member agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence the appointments or designations of the Tax Representative and Designated Individual, including statements required to be filed with the tax returns of the Company in order to give effect to the designation of the Tax Representative or Designated Individual.
(b)Authority of the Tax Representative; Delegation of Authority. The Tax Representative shall have all of the rights, duties, powers, and obligations provided for under the Code, Regulations, and other applicable guidance. If a Person other than the Company is the Tax Representative, the Tax Representative shall in all cases act solely at the direction of the Company. The Tax Representative may delegate its authority under this Section 4.5(b) to another person, including the Designated Individual. Any such delegate shall act solely at the direction of the Company.
(c)Costs and Indemnification of Tax Representative and Designated Individual. The Company shall pay, or to the extent the Tax Representative or Designated Individual pays, indemnify and reimburse, to the fullest extent permitted by applicable law, the Tax Representative or Designated Individual for all costs and expenses, including legal and accounting fees (as such fees are incurred) and any claims incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Company.
Section 4.6.Tax Audits.
(a)Determinations with Respect to Audits and Other Tax Controversies. Except to the extent otherwise required by applicable law, the Company (acting directly and/or through the Tax Representative or Designated Individual) shall have the sole authority to make all decisions and determinations with respect to, and shall have sole authority with respect to the conduct of, tax audits or other tax controversies with respect to the Company, and any action taken by the Company (acting directly and/or through the Tax Representative or Designated Individual) in connection with any such audits or controversies shall be binding upon the Company and the Members. No Member shall take any action or make any filing inconsistent with the actions of the Company and/or the Tax Representative.
(b)Determinations with Respect to Certain Audit-Related Elections. The Company (acting directly and/or through the Tax Representative) shall have the sole authority to determine whether to cause the Company to make any elections in connection with tax audits and other tax controversies, including, without limitation, a Push Out Election with respect to any adjustment that could result in an imputed underpayment (within the meaning of Code section 6225) (an “Imputed Underpayment”), and the election “out” under Code section 6221(b).
(c)Responsibility for Payment of Tax; Former Members.
(i)Imputed Underpayment Share. To the extent the Company is liable for any Imputed Underpayment, the Company shall determine the liability of the Members for a share of such Imputed Underpayment, taking into account the relevant facts and circumstances and the actions and status of the Members (including those described in Code section 6225(c)) (such share, an “Imputed Underpayment Share”).

(ii)Payment of Imputed Underpayment Share. The Company may (1) require a Member who is liable for an Imputed Underpayment Share to pay the amount of its Imputed Underpayment Share to the Company within ten (10) days after the date on which the Company notifies the Member (with the payment to be made in the manner required by the notice) and/or (2) reduce future distributions to the Member, such that the amount determined under clause (1) and (2) equals the Member’s Imputed Underpayment Share. If a Member fails to pay any amount that it is required to pay the Company in respect of an Imputed Underpayment Share, that amount shall be treated as a loan to the Member, bearing interest at twelve percent (12%) annually (which interest shall compound daily and increase the Member’s Imputed Underpayment Share). Such loan shall be repayable on demand by the Company. If the Member fails to repay the loan upon demand, the full balance of the loan shall be immediately due (including accrued but unpaid interest), and the Company shall have the right to collect the balance in any manner it determines, including by reducing future distributions to that Member.
(iii)Limitation of Payment of Imputed Underpayment Share. The amount that a Member may be required to pay the Company in respect of an Imputed Underpayment Share shall not exceed that Member’s Maximum Imputed Underpayment Share Obligation. The “Maximum Imputed Underpayment Share Obligation” of a Person is the cumulative, total amount of tax-effected distributions made by the Company to that Member over the duration of such Person’s Membership in the Company. For this purpose, the cumulative total amount of tax-effected distributions made to a Person shall equal (x) the amount of cash plus the net Fair Market Value of property distributed to that Person decreased by (y) the amount of taxes paid by the Person to the extent attributable to the Person’s ownership of interests in the Company and increased by (z) the amount of any tax benefit actually received (whether in cash or as a reduction in cash tax liability) by that Person in connection with an allocation of a Tax Item to that Person by the Company within the preceding two (2) taxable years, in each case, determined by assuming such Person is subject to tax at the Assumed Tax Rate.
Section 4.7.Former Members; Survival; Amendment. For purposes of Article IV, the term “Member” shall include a former Member to the extent determined by the Company. The rights and obligations of each Member and former Member under this Article IV shall survive the Transfer by such Member of its Units (or withdrawal by a Member or redemption of a Member’s Units) and the dissolution of the Company until ninety (90) days after the applicable statute of limitations.
Article V.
MISCELLANEOUS
Section 5.1.Definitions.
“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (x) debit to such Capital Account the items described in Treas. Reg.

§§  1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6); and (y) credit to such Capital Account any amounts that such Member is obligated or treated as obligated to restore pursuant to Treas. Reg. § 1.704-1(b)(2)(ii)(c), or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Treas. Reg. §§  1.704-2(g)(1) and 1.704-2(i)(5). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treas. Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent with those provisions.
“Asset Value” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that:
(i)the initial Asset Value of any asset (other than cash) contributed or deemed contributed by a Member to the Company shall be the gross Fair Market Value of such asset at the time of the contribution or deemed contribution, as determined by the Company;
(ii)the Asset Value of each asset (other than cash) shall be adjusted to equal its respective gross Fair Market Value, as determined by the Company, if (A) required by Treas. Reg. § 1.704-1(b)(2)(ii)(g) (or other applicable law) or (B) permitted by Treas. Reg. § 1.704-1(b)(2)(iv) (or other applicable law) and the Company determines such a permissible adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;
(iii)the Asset Value of any asset (other than cash) distributed to any Member shall be the gross Fair Market Value of such asset on the date of distribution, as determined by the Company; and
(iv)the Asset Value of each asset (other than cash) shall be increased or decreased to reflect any adjustment to the adjusted basis of such asset pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustment is taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m); provided, however, that Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that the Company determines that an adjustment pursuant to paragraph (ii) of this definition of Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).
(v)if the Asset Value of an asset has been determined or adjusted pursuant to paragraph (i), (ii), or (iv) of this definition of Asset Value, then such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.
“Capital Account” means, with respect to each Member, the account maintained for such Member in accordance with the provisions of this Tax Annex.

“Capital Contribution” is defined in the Agreement.
“Company Minimum Gain” has the meaning given to the term “partnership minimum gain” in Treas. Reg. §§ 1.704-2(b)(2) and 1.704-2(d).
“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however, that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be determined in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(g)(3) or Treas. Reg. § 1.704-3(d)(2), as appropriate.
“Fair Market Value” of Units or other property, as the case may be, means the cash price that a third party would pay to acquire all of such Units (computed on a fully diluted basis after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants, and options) or other property in an arm’s-length transaction, assuming, with respect to the Fair Market Value of Units, that the Company was being sold in a manner reasonably designed to solicit all possible participants and permit all interested Persons an opportunity to participate and to achieve the best value reasonably available to the Members at the time, taking into account all existing circumstances, including the terms and conditions of all agreements (including this Agreement) to which the Company is then a party or by which it is otherwise benefited or affected, determined, unless otherwise specified, by the Company.
“Holder” means any Person owning or holding Units or other instruments. In conjunction with another defined term, “Holder” means a Person holding or owning the type of Unit, interest, or property specified.
“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treas. Reg. § 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” means, with respect to each Member Nonrecourse Debt, an amount equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treas. Reg. § 1.704-2(i)(3).
“Member Nonrecourse Deduction” has the meaning given to the term “partner nonrecourse deduction” in Treas. Reg. §§ 1.704-2(i)(l) and 1.704-2(i)(2).
“Net Profits” and “Net Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code section 703(a) (but including in taxable income or loss, for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code section 703(a)(1)), with the following adjustments:

(vi)any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;
(vii)any expenditures of the Company described in Code section 705(a)(2)(B) (or treated as expenditures described in Code section 705(a)(2)(B) pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;
(viii)if the Asset Value of any asset of the Company is adjusted in accordance with clause (ii) or clause (iii) of the definition of “Asset Value”, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;
(ix)gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Asset Value;
(x)in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;
(xi)to the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code section 734(b) is required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits and Net Losses;
(xii)notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are allocated pursuant to Section 3.2 shall not be taken into account in computing Net Profits or Net Losses, but shall be determined by applying rules analogous to those set forth in paragraphs (1) through (6) above; and
(xiii)where appropriate, references to Net Profits or Net Losses shall refer to specific items of income, gain, loss, deduction, and credit comprising Net Profits or Net Losses.
“Nonrecourse Deductions” has the meaning set forth in Treas. Reg. § 1.704-2(b)(1).

“Partnership Audit Procedures” means Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, and any subsequent amendment (and any Regulations or other guidance that may be promulgated in the future relating thereto) and, in each case, any provisions of state, local, and non-U.S. law governing the preparation and filing of tax returns, interactions with taxing authorities, the conduct and resolution of examinations by tax authorities, and payment of resulting tax liabilities.
“Push Out Election” means the election under Code section 6226 (or any similar provision of state or local law) to “push out” an adjustment to the Members or former Members, including filing IRS Form 8988 (Election for Alternative to Payment of the Imputed Underpayment), or any successor or similar form, and taking any other action necessary or appropriate to give effect to such election.
“Regulations” means the income tax regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations). References to “Treas. Reg. §” are to the sections of the Regulations.
“Tax Action” means any tax-related action, decision, or determination (or failure to take any tax-related action, decision, or determination) by or with respect to the Company or any subsidiary of the Company, including without limitation, and for the avoidance of doubt, (i) pursuant to discretion granted to the Company or the Company under the terms of this Tax Annex, the Agreement (or any agreement related to the Company), (ii) by a Person in its capacity as the Tax Representative or Designated Individual, (iii) with respect to the conduct or settlement of any tax-related audit or proceeding, (iv) with respect to preparation and filing of any tax return of the Company or any subsidiary of the Company, (v) any modification to the allocations pursuant to Section 3.2 or Section 3.3, or (vi) any determination made by the Company pursuant to (or other action taken in accordance with) Sections 4.2 and 4.4 of the Agreement.
“Tax Representative” means, as applicable (a) the Member or other Person (including the Company) designated as the “partnership representative” of the Company under Code section 6223, (b) the Member designated as the “tax matters partner” for the Company under Code section 6231(a)(7) (as in effect before 2018 and before amendment by Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law No. 114-74), and/or (c) the Member or other Person serving in a similar capacity under any similar provisions of state, local, or non-U.S. laws, in each case, acting solely at the direction of the Company to the maximum extent permitted under applicable law.
Other terms capitalized but not listed have the meanings given to them in the Agreement.

Schedule 1
MEMBERS

Member and Address	Preferred Units	Common Units
RE Closing Buyer Corp.	10.00	0
Secured Land Transfers LLC	0	90.00
TOTAL	10.00	90.00

Schedule 2
BOARD OF MANAGERS
Anywhere Designees:
1.Cordell Parrish (Chairman)
2.Don Casey
3.Brian Pitman
4.Troy Singleton
TRG Designee:
1.Scott McCall